Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

AMERICAN BRIVISION (HOLDING) CORPORATION,

BIOLITE ACQUISITION CORP.,

BIOKEY ACQUISITION CORP.,

BIOLITE HOLDING, INC.

and

BIOKEY, INC.

Dated as of January 31, 2018

Execution Version

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2018 (this “Agreement"), by and among American Brivision (Holding) Corporation, a Nevada corporation (“Parent”), BioLite Acquisition Corp., a Nevada corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub 1”), BioKey Acquisition Corp., a California corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”)), BioLite Holding, Inc., a Nevada corporation (“BioLite”), and BioKey, Inc., a California corporation (“BioKey”).

WHEREAS, the Boards of Directors of Parent, Merger Sub 1, Merger Sub 2, BioLite, and BioKey have each approved (i) this Agreement, (ii) the merger of Merger Sub 1 with and into BioLite (the “BioLite Merger”), and (iii) the merger of Merger Sub 2 with and into BioKey (the “BioKey Merger”, and together with the BioLite Merger, the “Mergers”), in accordance with Chapter 92A of the Nevada Revised Statutes (the “NRS”), and the California General Corporation Law, as applicable (the “CGCL”), and the terms and conditions set forth herein, which Mergers will result in, among other things, (i) the respective surviving companies becoming wholly owned subsidiaries of Parent and (ii) BioLite and BioKey stockholders becoming stockholders of Parent;

WHEREAS, for federal income tax purposes, it is intended that the Mergers qualify as tax-free reorganizations within the meaning of Section 368(a)(1)(C) of the Code and the regulations promulgated thereunder; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, Merger Sub 1, Merger Sub 2, BioLite, and BioKey hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Mergers. Upon the terms and subject to the conditions of this Agreement and in accordance with the NRS and the CGCL, as applicable, at the Effective Time, (i) Merger Sub 1 shall be merged with and into BioLite, and (ii) Merger Sub 2 shall be merged with and into BioKey. As a result of the BioLite Merger, the separate corporate existence of Merger Sub 1 shall cease and BioLite shall continue as the surviving corporation of the BioLite Merger (the “BioLite Surviving Corporation”). As a result of the BioKey Merger, the separate corporate existence of Merger Sub 2 shall cease and BioKey shall continue as the surviving corporation of the BioKey Merger (the “BioKey Surviving Corporation”, and together with the BioLite Surviving Corporation, the “Surviving Corporations”).

Section 1.2 Closing; Effective Time. Subject to the provisions of ARTICLE 8, the closing of the Mergers (the “Closing”) shall take place at the offices of Sichenzia Ross Ference Kesner LLP, 1185 Avenue of the Americas, 37th Floor, New York 10036, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in ARTICLE 8 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions at the Closing), or at such other place or on such other date as Parent, BioLite and BioKey may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date“. At the Closing, the parties hereto shall cause the Mergers to be consummated by (i) filing Articles of Merger (the “BioLite Articles of Merger”) with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with, the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS in connection with the BioLite Merger, and (ii) filing an agreement of merger (the “BioKey Certificate of Merger”) with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the CGCL, and shall make all other filings or recordings required under the CGCL in connection with the BioKey Merger (the later of the date and time of the acceptance of the filing of the BioLite Articles of Merger by the Secretary of State of the State of Nevada, and the date and time of the acceptance of the filing of the BioKey Certificate of Merger by the Secretary of State of the State of California, or such later time as is specified in the BioLite Articles of Merger or the BioKey Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”).

Section 1.3 Effects of the Mergers. The Mergers shall have the effects set forth herein and in the applicable provisions of the NRS and CGCL, as applicable. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, (i) all the property, rights, privileges, immunities, powers and franchises of BioLite and Merger Sub 1 shall vest in the BioLite Surviving Corporation and all debts, liabilities and duties of BioLite and Merger Sub 1 shall become the debts, liabilities and duties of the BioLite Surviving Corporation, and (ii) ) all the property, rights, privileges, immunities, powers and franchises of BioKey and Merger Sub 2 shall vest in the BioKey Surviving Corporation and all debts, liabilities and duties of BioKey and Merger Sub 2 shall become the debts, liabilities and duties of the BioKey Surviving Corporation.

Section 1.4 Articles of Incorporation; Bylaws. (a) Pursuant to the BioLite Merger, the Articles of Incorporation of BioLite shall be amended and restated immediately after the Effective Time to be in the form of the Articles of Incorporation of Merger Sub 1 in effect immediately prior to the Effective Time and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the BioLite Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

(b)       Pursuant to the BioLite Merger, the Bylaws of Merger Sub 1 in effect immediately prior to the Effective Time shall be the Bylaws of the BioLite Surviving Corporation until thereafter amended in accordance with their terms and the Articles of Incorporation of the BioLite Surviving Corporation and as provided by Law.

(c)       Pursuant to the BioKey Merger, the Articles of Incorporation of BioKey shall be amended and restated immediately after the Effective Time to be in the form of the Articles of Incorporation of Merger Sub 2 in effect immediately prior to the Effective Time and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the BioKey Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

(d) Pursuant to the BioKey Merger, the Bylaws of Merger Sub 2 in effect immediately prior to the Effective Time shall be the Bylaws of the BioKey Surviving Corporation until thereafter amended in accordance with their terms and the Articles of Incorporation of the BioKey Surviving Corporation and as provided by Law.

Section 1.5 Directors and Officers. The persons set forth on Schedule 1.5 shall be the initial directors and officers of each of the Surviving Corporations immediately following the Effective Time, each to hold office in accordance with the respective Articles of Incorporation and the Bylaws of the Surviving Corporations until their respective successors are duly elected (with respect to such directors) or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporations’ Articles of Incorporation and Bylaws, as applicable.

Section 1.6 BioLite and BioKey Stock Options and Warrants. At the Effective Time, there shall be no outstanding options or warrants to purchase capital stock of BioLite and BioKey. Before the Effective Time, BioKey will notify the holders of BioKey options about the BioKey Merger contemplated herein. Each holder of BioKey options has the right to decide whether he or she will exercise the options on or before the BioKey Stockholders Meeting. BioKey shall on best effort basis cancel and terminate all the issued, outstanding and unexercised options of BioKey immediately after the BioKey Stockholders Meeting. Notwithstanding the foregoing, any and all outstanding and unexercised options of BioKey will be deemed automatically cancelled and terminated upon Closing of the BioKey Merger. The Principal Shareholders of BioKey, as defined below, hereby, jointly and severally, indemnify and holds harmless all the other Parties, each of the other Parties’ subsidiaries and affiliates, and other Parties’ shareholders, officers, directors, agents and employees (hereinafter the “Injured Party,” as applicable), for any claim, loss, damage, cost and expense, including reasonable attorney’s fees, that the Injured Party may suffer or incur, arising from, in connection with, or relating to, such cancellation and termination of BioKey options stated herein. The Principal Shareholders of BioKey mean each of the beneficial owners of BioKey as of the date hereof that owns the top five largest equity interests in BioKey.

Section 1.7 Adjustments to Exchange Ratios and Share Amounts. Notwithstanding any other provision of this Agreement, the BioLite Common Exchange Ratio and the BioKey Common Exchange Ratio shall not be adjusted, without the prior written consent of BioLite, BioKey and Parent, provided, however, that such BioLite Common Exchange Ratio and BioKey Common Exchange Ratio, shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock, BioLite Capital Stock or BioKey Capital Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, BioLite Capital Stock, or BioKey Capital Stock occurring on or after the date hereof and prior to the Effective Time.

ARTICLE 2

EFFECT OF THE MERGERS ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Mergers and without any action on the part of Parent, Merger Subs, BioLite, BioKey or the holders of any of the following securities, the following shall occur:

(a)  subject to Section 2.2, each share of the common stock, par value $0.0001 per share, of BioLite (the “BioLite Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any BioLite Dissenting Shares), shall be converted into the right to receive 1.82 (the “BioLite Common Exchange Ratio” or the “BioLite Merger Consideration”) validly issued, fully paid and non-assessable shares, par value $0.001 per share, of Parent (the “Parent Common Stock”).

(b)  each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the BioLite Surviving Corporation.

(c)  At the Effective Time, all shares of BioLite Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a “BioLite Certificate”) that immediately prior to the Effective Time represented any such shares of BioLite Common Stock shall cease to have any rights with respect thereto, except the right to receive the BioLite Merger Consideration.

(d)  subject to Section 2.2, each share of the common stock, having no par value of BioKey (the “BioKey Common Stock”) and BioKey preferred stock, having no par value (the “BioKey Preferred Stock”; BioKey Common Stock and BioKey Preferred Stock, together, the “BioKey Capital Stock”), issued and outstanding immediately prior to the Effective Time (other than any BioKey Dissenting Shares), shall be converted (on an as-converted to common stock basis with respect to the BioKey Preferred Stock) into the right to receive one (1) (the “BioKey Common Exchange Ratio” or the “BioKey Merger Consideration”) validly issued, fully paid and non-assessable shares of the Parent Common Stock.

(e)  each share of common stock of Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the BioKey Surviving Corporation.

(f)   At the Effective Time, all shares of BioKey Common Stock and BioKey Preferred Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a “BioKey Certificate”) that immediately prior to the Effective Time represented any such shares of BioKey Common Stock or BioKey Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the BioKey Merger Consideration.

Section 2.2 Surrender of Shares. (a) Prior to the Effective Time, Merger Sub 1 shall enter into an agreement with Parent’s transfer agent to act as agent for the stockholders of BioLite (the “BioLite Stockholders”) in connection with the BioLite Merger (the “BioLite Exchange Agent”) and to receive the BioLite Merger Consideration to which the BioLite Stockholders shall become entitled pursuant to this ARTICLE 2. At or prior to the Effective Time, Parent shall, or shall cause the BioLite Surviving Corporation to, deposit with the BioLite Exchange Agent to be held in trust for the benefit of holders of shares of BioLite Common Stock such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.1(a) (the “BioLite Exchange Fund”). The BioLite Exchange Fund shall not be used for any purpose other than to cause the exchange pursuant to this ARTICLE 2, except as provided in this Agreement. The BioLite Surviving Corporation shall pay all charges and expenses, including those of the BioLite Exchange Agent, incurred by it in connection with the exchange of shares of BioLite Common Stock for the BioLite Merger Consideration and other amounts contemplated by this ARTICLE 2. Parent shall have the right to withdraw from the BioLite Exchange Fund any shares of Parent Common Stock delivered by Parent or the BioLite Surviving Corporation with respect to any BioLite Dissenting Shares, the amount so withdrawn not to exceed the number of shares of Parent Common Stock held in the BioLite Exchange Fund with respect to such Dissenting Shares.

(b) Prior to the Effective Time, Merger Sub 2 shall enter into an agreement with Parent’s transfer agent to act as agent for the stockholders of BioKey (the “BioKey Stockholders”) in connection with the BioKey Merger (the “BioKey Exchange Agent”) and to receive the BioKey Merger Consideration to which the BioKey Stockholders shall become entitled pursuant to this ARTICLE 2. At or prior to the Effective Time, Parent shall, or shall cause the BioKey Surviving Corporation to, deposit with the BioKey Exchange Agent to be held in trust for the benefit of holders of shares of BioKey Common Stock and BioKey Preferred Stock such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.1(d) (the “BioKey Exchange Fund”). The BioKey Exchange Fund shall not be used for any purpose other than to cause the exchange pursuant to this ARTICLE 2, except as provided in this Agreement. The BioKey Surviving Corporation shall pay all charges and expenses, including those of the BioKey Exchange Agent, incurred by it in connection with the exchange of shares of BioKey Common Stock and BioKey Preferred Stock for the BioKey Merger Consideration and other amounts contemplated by this ARTICLE 2. Parent shall have the right to withdraw from the BioKey Exchange Fund any shares of Parent Common Stock delivered by Parent or the BioKey Surviving Corporation with respect to any BioKey Dissenting Shares, the amount so withdrawn not to exceed the number of shares of Parent Common Stock held in the BioKey Exchange Fund with respect to such BioKey Dissenting Shares.

(c) Promptly after the Effective Time, but in any event no later than the fifth (5th) Business Day thereafter, Parent shall cause to be mailed to each record holder as of the Effective Time of (x) a BioLite or BioKey Certificate or Certificates which immediately prior to the Effective Time represented shares of BioLite Common Stock, BioKey Common Stock or BioKey Preferred Stock, as applicable, (y) uncertificated shares of BioLite Common Stock, BioKey Common Stock, or BioKey Preferred Stock, as applicable, represented by book-entry (“Book-Entry Shares“), which, in each case, were converted into the right to receive the BioLite Merger Consideration or BioKey Merger Consideration, as applicable, with respect thereto, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the BioLite or BioKey Certificates, as applicable, or Book-Entry Shares shall pass, only upon proper delivery of the BioLite or BioKey Certificates, as applicable, to the BioLite or BioKey Exchange Agent, as applicable, or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the BioLite or BioKey Exchange Agent, as applicable) and (ii) instructions for use in effecting the surrender of the BioLite or BioKey Certificates or Book-Entry Shares in exchange for the BioLite Merger Consideration or BioKey Merger Consideration, as applicable. Upon surrender to the BioLite or BioKey Exchange Agent, as applicable of a BioLite or BioKey Certificate, as applicable, or Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (a “Proper Delivery”), the holder of such BioLite or BioKey Certificate, as applicable, or Book-Entry Share shall be entitled to receive upon such surrender of such BioLite or BioKey Certificate, as applicable, or Book-Entry Share the BioLite Merger Consideration or BioKey Merger Consideration, as applicable, pursuant to Section 2.1(a) or 2.1(d), as applicable, and such BioLite or BioKey Certificate, as applicable, or Book-Entry Share shall then be canceled. Payment of the BioLite Merger Consideration and BioKey Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery. If delivery of the BioLite Merger Consideration or BioKey Merger Consideration is to be made to a Person other than the Person in whose name the BioLite Certificate or BioKey Certificate, as applicable, is registered, it shall be a condition of payment that the BioLite or BioKey Certificate, as applicable, or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the BioLite Merger Consideration or BioKey Consideration, as applicable, to a Person other than the registered holder of the BioLite or BioKey Certificate, as applicable, or Book-Entry Share surrendered or shall have established to the satisfaction of the applicable Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(c), each BioLite or BioKey Certificate, as applicable, or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender of such BioLite or BioKey Certificate, as applicable, or Book-Entry Share the BioLite Merger Consideration or BioKey Merger Consideration, as applicable, pursuant to Section 2.1(a) or 2.1(d), as applicable.

(d)  At a time that is the earlier of the date that is approximately six(6) months after the Effective Time or as soon as practicable, each Surviving Corporation shall be entitled to require the BioLite Exchange Agent or BioKey Exchange Agent, as applicable, to deliver to it any portion of the BioLite Exchange Fund or BioKey Exchange Fund, as applicable, which has been made available to the BioLite Exchange Agent or BioKey Exchange Agent, as applicable, and which has not been disbursed to holders of BioLite or BioKey Certificates, as applicable, or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the applicable Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the BioLite Merger Consideration or BioKey Merger Consideration, as applicable, exchangeable upon due surrender of their BioLite or BioKey Certificates, as applicable, or Book-Entry Shares. Each Surviving Corporation shall pay all charges and expenses, including those of the BioLite Exchange Agent or BioKey Exchange Act, as applicable, incurred by it in connection with the exchange of shares of BioLite Common Stock, BioKey Common Stock or BioKey Preferred Stock, as applicable, for the BioLite Merger Consideration or BioKey Merger Consideration, as applicable, and other amounts contemplated by this ARTICLE 2. None of Parent, Merger Sub 1, Merger Sub 2, BioLite, BioKey, the BioLite Exchange Agent, or the BioKey Exchange Agent, shall be liable to any person in respect of any property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The BioLite Merger Consideration and BioKey Merger Consideration paid in accordance with the terms of this ARTICLE 2 in respect of BioLite or BioKey Certificates, as applicable, or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of BioLite Common Stock, BioKey Common Stock, or BioKey Preferred Stock, as applicable, represented thereby.

(e) After the Effective Time, the stock transfer books of BioLite and BioKey shall be closed and thereafter there shall be no further registration of transfers of shares of BioLite Common Stock, BioKey Common Stock, or BioKey Preferred Stock, that were outstanding prior to the Effective Time. If, after the Effective Time, BioLite Certificates or BioKey Certificates are presented to the BioLite Surviving Corporation or BioKey Surviving Corporation, as applicable, for transfer or transfer is sought for Book-Entry Shares, such BioLite or BioKey Certificates, as applicable, or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE 2, subject to applicable Law in the case of BioLite Dissenting Shares or BioKey Dissenting Shares, as applicable. Such stock transfer books shall be delivered to the applicable Surviving Corporation as soon as reasonably possible after the Effective Time.

(f) In the event that any BioLite Certificate or BioKey Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such BioLite Certificate or BioKey Certificate, as applicable, to be lost, stolen or destroyed, and, if reasonably requested, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the BioLite Certificate or BioKey Certificate, as applicable, the BioLite Exchange Agent or BioKey Certificate, as applicable, will deliver in exchange for the lost, stolen or destroyed BioLite Certificate or BioKey Certificate, as applicable, the BioLite Merger Consideration or BioKey Merger Consideration, as applicable, payable in respect of the shares of BioLite Common Stock, BioKey Common Stock, or BioKey Preferred Stock, as applicable, represented by such BioLite Certificate or BioKey Certificate pursuant to this ARTICLE 2.

Section 2.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, shares of BioLite Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to dissent from the BioLite Merger under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive (“BioLite Dissenting Shares”), shall be entitled to receive payment of the “fair value” of such BioLite Dissenting Shares held by them in accordance with the provisions of the NRS. BioLite shall serve prompt notice to Parent of any demands for appraisal of any shares of BioLite Common Stock, attempted withdrawals of such notices or demands and any other negotiations, petitions and proceedings with respect to such demands. BioLite shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights and BioLite shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. All fees, payments, and expenses of BioLite relating to all negotiations, petitions and proceedings with respect to demands for appraisal or dissenters’ rights shall be paid by Parent.

(b) Notwithstanding anything in this Agreement to the contrary, shares of BioKey Common Stock and BioKey Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to dissent from the BioKey Merger under Chapter 13 of the CGCL and who exercises that right when and in the manner required by Chapter 13 of the CGCL (“BioKey Dissenting Shares”), shall be entitled to receive payment of the “fair market value” of such BioKey Dissenting Shares held by them in accordance with the provisions of Chapter 13 of the CGCL. BioKey shall serve prompt notice to Parent of any demands for appraisal of any shares of BioKey Common Stock or BioKey Preferred Stock, attempted withdrawals of such notices or demands and any other negotiations, petitions and proceedings with respect to such demands. BioKey shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights and BioKey shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. All fees, payments, and expenses of BioKey relating to all negotiations, petitions and proceedings with respect to demands for appraisal or dissenters’ rights shall be paid by Parent.

Section 2.4 Fractional Shares. No fractional shares of Parent Common Stock will be issued by virtue of the Mergers and any BioLite Stockholder or BioKey Stockholder entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.4 will be rounded up to the next whole share.

Section 2.5 Performance of Merger Subs. Parent hereby unconditionally and irrevocably guarantees, and covenants and agrees with BioLite and BioKey, to be jointly and severally liable with each Merger Sub for the due and punctual performance of each and every obligation of each Merger Sub arising under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BIOLITE

BioLite hereby represents and warrants to Parent, BioKey, and each Merger Sub that, except as set forth on the BioLite Schedule of Exceptions delivered by BioLite to the Parent, BioKey, and each Merger Sub prior to the execution of this Agreement and thereafter prior to Closing (the “BioLite Schedule of Exceptions”), it being understood that a disclosure in any section of the BioLite Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the BioLite Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the BioLite Schedule of Exceptions will be updated from time to time for events that occur between execution of this Agreement and Closing and a final copy of the BioLite Schedule of Exceptions will be delivered to Parent, BioKey, and each Merger Sub prior to the Closing:

Section 3.1 Organization and Qualification. BioKey and each Subsidiary thereof is a corporation duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect. BioLite and each Subsidiary thereof is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect. “BioLite Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of BioLite and its Subsidiaries taken as a whole or that would reasonably be expected to prevent or materially delay BioLite from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby;

Section 3.2 Articles of Incorporation and Bylaws. BioLite has heretofore furnished or otherwise made available to Parent and BioKey a complete and correct copy of the articles of incorporation (the “Articles of Incorporation”) and bylaws (the “Bylaws”) of BioLite and each of its Subsidiaries as in effect on the date hereof and all minutes of their Board of Directors since January 1, 2015, other than those with respect to consideration and approval of the Mergers and related transactions. The Articles of Incorporation and Bylaws of BioLite and its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon BioLite or its Subsidiaries. Neither BioLite nor its Subsidiaries is in violation of any provisions of its Articles of Incorporation or Bylaws in any material respect.

Section 3.3 Capitalization. (a) The authorized capital stock of BioLite consists of five hundred million (500,000,000) shares of common stock, par value $0.0001 per share.

(b)  As of the date of this Agreement: (i) forty-one million two hundred and seven thousand four hundred forty-four (41,207,444) shares of BioLite Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, (ii) none of BioLite Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase BioLite Common Stock. BioLite does not have any stock, equity compensation or similar plan pursuant to which BioLite may issue or grant equity-based awards to its employees, directors and consultants.

(c)  As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 3.3, and except as set forth on Section 3.3 of the BioLite Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of BioLite, (B) securities of BioLite convertible into or exercisable or exchangeable for shares of capital stock or voting securities of BioLite or (C) options or other rights to acquire from BioLite, or any obligation of BioLite to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of BioLite (collectively, “BioLite Securities“); (ii) there are no outstanding obligations of BioLite to repurchase, redeem or otherwise acquire any BioLite Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of BioLite to which BioLite is a party.

(d)  Neither BioLite nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of BioLite on any matter.

(e)  Section 3.3(e) of the BioLite Schedule of Exceptions sets forth (x) each of BioLite’s Subsidiaries and the ownership interest of BioLite in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (including any options or other rights to acquire an equity interest) and (y) BioLite’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by BioLite or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. BioLite has good title to all of its ownership interests in each of its Subsidiaries, free and clear of all Liens.

(f) Except as set forth in Section 3.3(f) of the BioLite Schedule of Exceptions, BioLite and its Subsidiaries have good title to all of their respective assets and properties, free and clear of all Liens.

(g) Except as set forth in Section 3.3(g) of the BioLite Schedule of Exceptions, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which BioLite or its Subsidiaries or, to the Knowledge of BioLite, is a party or by which BioLite is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of BioLite or its Subsidiaries.

Section 3.4 Authority. (a) BioLite has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by BioLite and the consummation by BioLite of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BioLite, subject, in the case of the BioLite Merger, to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding shares of BioLite Common Stock (the “BioLite Requisite Vote”), and the filing with the Secretary of State of the State of Nevada of the BioLite Articles of Merger as required by the NRS. The affirmative vote of a majority of the outstanding BioLite Common Stock is the only vote required, if any such vote is required by applicable Law, of BioLite’s capital stock necessary in connection with the approval and consummation of the BioLite Merger. No other vote of BioLite’s Stockholders is necessary in connection with this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BioLite and, assuming the due authorization, execution and delivery hereof by Parent, BioKey and each Merger Sub, constitutes a legal, valid and binding obligation of BioLite enforceable against BioLite in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The Board of Directors of BioLite has, by resolutions duly adopted at a meeting duly called and held (the "BioLite Board Approval") (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement, and the BioLite Merger, (iii) determined that the terms of the BioLite Merger are fair to and in the best interests of the BioLite Stockholders, and (iv) authorized the submission of this Agreement to the BioLite Stockholders for their approval and recommended that the BioLite Stockholders approve this Agreement (the “BioLite Merger Recommendation”).

Section 3.5 No Conflict; Required Filings and Consents. Except as set forth on Schedule 3.5(a) of the BioLite Schedule of Exceptions and those contemplated by clauses (i) through (v) of subsection (b) below: (a) the execution, delivery and performance of this Agreement by BioLite do not and will not (i) conflict with or violate the respective Articles of Incorporation or Bylaws of BioLite or any Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law; and, in each case, any comparable state law (“Law”) applicable to BioLite or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of BioLite or any of its Subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “BioLite Contract“) to which BioLite or any of its Subsidiaries is a party or by which BioLite or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have, a BioLite Material Adverse Effect.

(b)       The execution, delivery and performance of this Agreement by BioLite and the consummation of the BioLite Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the filing with the SEC and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which BioLite Exchange Fund and BioKey Exchange Fund are registered and any filings or approvals under applicable state securities laws with respect to the issuance of Parent Common Stock in connection with the Mergers, (ii) the BioLite Requisite Vote, (iii) the filing with the Secretary of State of the State of Nevada of the BioLite Articles of Merger as required by the NRS, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a BioLite Material Adverse Effect (and together with the consents, approvals and authorizations set forth on Schedule 3.5(a) of the BioLite Schedule of Exceptions, collectively, the “BioLite Required Consents”).

Section 3.6 Compliance.

(a) To the Knowledge of BioLite, BioLite and its Subsidiaries are not in violation of any Law applicable to BioLite or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect.

(b) BioLite and its Subsidiaries, and their respective predecessors, have complied and are in compliance in all material respects with all applicable Laws and orders and no BioLite Proceeding has been filed or commenced, or to the Knowledge of BioLite, threatened alleging any failure so to comply, including, any claims arising under the Anti-Kickback Statute, False Claims Act, or any other federal or state Law, whether or not corrected. BioLite and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c) Neither BioLite, nor any of its Subsidiaries, nor, to BioLite’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of BioLite or its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

Section 3.7 Financial Statements

(a) BioLite has provided to the Parent and BioKey audited consolidated financial statements of BioLite (including any related notes thereto) for the fiscal years ended December 31, 2016 and 2015 (the “BioLite Audited Financial Statements”) which have been prepared in accordance with GAAP and Regulation S-X for interim financial statements in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of BioLite at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. The BioLite Interim Financial Statements, provided to the Parent, will have been prepared in accordance with GAAP and Regulation S-X for interim financial statements in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present in all material respects the consolidated financial position of BioLite as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(b) BioLite does not have any liabilities of any nature, except liabilities that (i) will be accrued or reserved against in the BioLite Interim Financial Statements, when provided to Parent and BioKey, or will be reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect. Section 3.7(b) of the BioLite Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates except for obligations issued, undertaken or assumed as the deferred purchase price of property or services, including without limitation any operating lease or capital lease, that do not exceed $25,000 in the aggregate.

Section 3.8 Absence of Certain Changes or Events. Except as set forth on Section 3.8 of the BioLite Schedule of Exceptions, since September 30, 2017, until the date of this Agreement, and except as contemplated by this Agreement, BioLite and each Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have BioLite Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of BioLite’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of BioLite (other than in connection with the forfeiture or exercise of equity based awards, options in accordance with existing agreements or terms); (d) any granting by BioLite to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any BioLite Plan; (e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to September 30, 2017; (f) any entry by BioLite or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of BioLite, or any amendment to or adoption of any BioLite Plan or collective bargaining agreement; (g) any material change by BioLite or any of its Subsidiaries in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (h) any material change in the tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to BioLite or a Subsidiary of BioLite, unless required by GAAP or applicable Law.

Section 3.9 Absence of Litigation. Except as set forth on Section 3.9 of the BioLite Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of BioLite, governmental investigations (“BioLite Proceedings”) pending or, to the Knowledge of BioLite, threatened against BioLite or any of its Subsidiaries, other than any BioLite Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect. Neither BioLite or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect.

Section 3.10 Employee Benefit Plans. (a) Section 3.10 of the BioLite Schedule of Exceptions contains a true and complete list of each BioLite Plan (as defined below). As used herein, the term “BioLite Plan” means each material employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each material employee benefit plan maintained outside the United States, and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary or commissions, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by BioLite or any of its Subsidiaries or to which BioLite or any of its Subsidiaries contributes to or for which BioLite or any of its Subsidiaries has or may have any liability, contingent or otherwise, either directly or as a result of a BioLite ERISA Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of BioLite, its Subsidiaries or any BioLite ERISA Affiliate (collectively, the “BioLite Employees”). BioLite has made available to Parent and BioKey copies of all material documents constituting the BioLite Plans, the three most recently filed Forms 5500 for such BioLite Plans and financial statements attached thereto, all Internal Revenue Service (the “IRS”) determination letters for the BioLite Plans, all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Body with respect to the BioLite Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the BioLite Plans. For purposes of this Section 3.10, the term BioLite includes any BioLite ERISA Affiliate. The term “BioLite ERISA Affiliate” means any person, that together with BioLite, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which BioLite is or has been a general partner.

(b) Each BioLite Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a BioLite Material Adverse Effect. All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each BioLite Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a BioLite Material Adverse Effect. With respect to each BioLite Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for BioLite or any of its Subsidiaries or, to the Knowledge of BioLite, any stockholder, officer, director or employee of BioLite or any of its Subsidiaries, except for instances of noncompliance that would not have, individually or in the aggregate, a BioLite Material Adverse Effect. There are no pending or threatened claims by or on behalf of any BioLite Plan, or by or on behalf of any participants or beneficiaries of any BioLite Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans. To the Knowledge of BioLite, no BioLite Plan is presently under investigation, audit or examination by any Governmental Body, and no matters are pending with respect to any BioLite Plan under any IRS program.

(c) Each BioLite Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked. Except as disclosed on Section 3.10(a) of the BioLite Schedule of Exceptions, BioLite and its Subsidiaries have never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code. To the Knowledge of BioLite, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code. Each BioLite Plan has been timely amended to comply with applicable Law.

(d) BioLite and its Subsidiaries do not sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA. None of the BioLite Plans is a multiemployer plan (as defined in section 3(37) of ERISA). BioLite and its Subsidiaries do not contribute to, and have never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common Control. There is not now, and to the Knowledge of BioLite there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to BioLite Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of BioLite or any of its Subsidiaries under ERISA or the Code, or similar Laws of foreign jurisdictions.

(e) The execution, delivery and performance by BioLite of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any BioLite Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any BioLite Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of BioLite to amend or terminate any BioLite Plan. No BioLite Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of BioLite that will be considered an “excess parachute payment” under section 280G of the Code. BioLite and its Subsidiaries have not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any BioLite Plan or other agreement of BioLite or any of its Subsidiaries are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code. BioLite and its Subsidiaries do not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code. Each BioLite Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code. Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code. No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.

(f) With respect to any BioLite Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such BioLite Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a BioLite Material Adverse Effect. No BioLite Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

(g) BioLite and each of its Subsidiaries have paid all amounts that BioLite and each of its Subsidiaries are required to pay as contributions to the BioLite Plans as of the last day of the most recent fiscal year of each of the BioLite Plans; all benefits accrued under any funded or unfunded BioLite Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the BioLite Plans have been transferred to the appropriate BioLite Plan in a timely manner as required by applicable Law.

(h) BioLite and its Subsidiaries have made no plan or commitment to create any additional BioLite Plan or to modify or change any existing BioLite Plan.

(i) BioLite does not maintain any benefit or compensation arrangement outside the jurisdiction of the United States, or one that covers any employee residing or working outside the United States.

Section 3.11 Labor and Employment Matters. BioLite and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by BioLite or any of its Subsidiaries or any persons otherwise performing services primarily for BioLite and its Subsidiaries. To the Knowledge of BioLite, there are no unfair labor practice complaints pending against BioLite or any of its Subsidiaries before the National Labor Relations Board (the “NLRB”) or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of BioLite, threatened against or involving BioLite or any of its Subsidiaries. No labor organization or group of employees of BioLite or any of its Subsidiaries has made a pending demand for recognition or certification. BioLite and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. BioLite and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a BioLite Material Adverse Effect.

Section 3.12 Insurance. All material insurance policies of BioLite and its Subsidiaries are listed in Section 3.12 of the BioLite Schedule of Exceptions. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect: (a) all insurance policies of BioLite and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) BioLite and its Subsidiaries are not in breach or default, and BioLite and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of BioLite, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 3.13 Properties. BioLite and its Subsidiaries own no real property. Section 3.13 of the BioLite Schedule of Exceptions contains a complete and correct list of all real property leased by BioLite and its Subsidiaries (the “BioLite Leased Property”). BioLite and its Subsidiaries have good and valid leasehold interests in all BioLite Leased Property. With respect to all BioLite Leased Property, there is not, under any of such leases, any existing default by BioLite or any of its Subsidiaries or, to the Knowledge of BioLite, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by BioLite or any of its Subsidiaries or, to the Knowledge of BioLite, the counterparties thereto. The BioLite Leased Property is maintained in a state of repair and condition that is consistent with the normal conduct of BioLite’s business.

Section 3.14 Tax Matters. Subject to such exceptions that would not have a BioLite Material Adverse Effect:

(a) Each of BioLite and its Subsidiaries has timely filed all Tax Returns required to be filed by it or has timely filed appropriate extensions and each such Tax Return was complete and correct in all material respects at the time of filing. Each of BioLite and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the BioLite Interim Financial Statements, when provided to the Parent, will reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by BioLite and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) To the Knowledge of BioLite, no Tax Return of BioLite or any of its Subsidiaries is under audit or examination by any taxing authority. Neither BioLite nor any of its Subsidiaries has received written or, to the Knowledge of BioLite, verbal notice of such an audit or examination. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by BioLite or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination of BioLite relating to Taxes by any taxing authority has been timely paid. Neither BioLite nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which BioLite or any Subsidiary has not filed a Tax Return for any period that BioLite or such Subsidiary is required to file a Tax Return in such jurisdiction.

(c) There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of BioLite or any of its Subsidiaries, and no such request for an extension or waiver is currently pending. No power of attorney (other than powers of attorney authorizing employees of BioLite to act on behalf of BioLite) with respect to any Taxes has been executed or filed with any taxing authority. Neither BioLite nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes) (other than any such agreement, obligation or arrangement between or among BioLite and its Subsidiaries).

(d) Neither BioLite nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which BioLite or any of its Subsidiaries is or was the common parent) or (ii) has any liability for Taxes of another Person (other than BioLite or its Subsidiaries) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(e) No Liens for Taxes exist with respect to any assets or properties of BioLite or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and Liens either not in excess of $50,000, in the aggregate, except as set forth on Section 3.14(f) of the BioLite Schedule of Exceptions.

(f) BioLite and its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under applicable Laws.

(g) BioLite and each of its Subsidiaries has disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither BioLite nor any of its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(h) During the two (2) year period ending on the date hereof, neither BioLite nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

Section 3.15 Information Supplied. None of the information supplied or to be supplied by BioLite expressly for inclusion or incorporation by reference in (i) the S-4 Prospectus, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to BioLite Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) if required to be delivered to BioLite’s stockholders pursuant to applicable Law, a Proxy Statement as defined below will, at the date it is first mailed to BioLite Stockholders and at the time of the BioLite Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, at the date such Proxy Statement is first mailed to BioLite Stockholders and at the time of the BioLite Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, BioLite makes no representation or warranty with respect to any information supplied by Parent or Merger Sub 1 or any of their respective representatives which is contained or incorporated by reference in the Prospectus. A Proxy Statement means a statement prepared by a company when soliciting stockholder votes on certain matters and distributed to the company’s stockholders before its stockholder meeting to vote on such matters stated therein.

Section 3.16 Reserved.

Section 3.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of BioLite or any of its Subsidiaries or for which BioLite or any of its Subsidiaries may be financially liable.

Section 3.18 Takeover Statutes. BioLite has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of Parent the Merger Subs, and BioKey, to the Knowledge of BioLite as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to BioLite, including those under the NRS, will be applicable to the BioLite Merger or the other transactions contemplated hereby. No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the BioLite Merger or any of the other transactions contemplated by this Agreement.

Section 3.19 Intellectual Property. Except as set forth in Section 3.19 of the BioLite Schedule of Exceptions, to the Knowledge of BioLite, BioLite or one of its Subsidiaries (as specifically identified on Schedule 3.19(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Schedule 3.19(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 3.19(b), except as noted on Schedule 3.19(b). BioLite or such Subsidiary owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.19(a) or Section 3.19(b) of the BioLite Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the services provided by BioLite and its Subsidiaries (collectively, the “BioLite Intellectual Property Rights”). Except as would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of BioLite threatened, (i) alleging infringement, misappropriation, violation or dilution by BioLite or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 3.19(a) or Section 3.19(b) of the BioLite Schedule of Exceptions or the BioLite Intellectual Property Rights therein and (ii) by BioLite or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the provision of products or services by BioLite and its Subsidiaries do not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of BioLite, the BioLite Intellectual Property Rights are not being infringed by any third party; (c) no BioLite Intellectual Property Right will terminate or cease to be a valid right of BioLite or any of its Subsidiaries by reason of the execution and delivery of this Agreement by BioLite, the performance of BioLite of its obligations hereunder, or the consummation by BioLite of the BioLite Merger; and (d) except as set forth in Section 3.19 of the BioLite Schedule of Exceptions, BioLite and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property. As used in this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature. For purposes of this Agreement, the term “patents” means United States and non-U.S. patents (utility or design, as applicable), provisional patent applications, non-provisional patent applications, continuations, continuations-in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

Section 3.20 Contracts. (a) Except for this Agreement and except for Contracts set forth in Section 3.20 of the BioLite Schedule of Exceptions, as of the date of this Agreement, BioLite or any of its Subsidiaries thereof is not a party to or bound by any Contract: (i) that would be required to be filed by BioLite as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants binding upon BioLite or any of its Subsidiaries that restrict the ability of BioLite or any of its Subsidiaries (or which, following the consummation of the BioLite Merger, would materially restrict the ability of the BioLite Surviving Corporation or any BioLite Affiliate) to compete in any business or geographic area; or (iii) involving the payment or receipt of royalties or other amounts of more than $10,000 related to any product of BioLite or any BioLite Affiliate , or (iv) that would prevent, materially delay or materially impede BioLite’s ability to consummate the BioLite Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) as well as each Contract listed in Section 3.20)a) or Section 3.20(b) of the BioLite Schedule of Exceptions is referred to herein as a “BioLite Material Contract“.

(b) Each of the BioLite Material Contracts is valid and binding on BioLite or the applicable Subsidiary of BioLite, as the case may be, and, to the Knowledge of BioLite, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect. There is no default under any BioLite Material Contract by BioLite or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by BioLite or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect.

Section 3.21 Affiliate Transactions. Except as otherwise disclosed in Section 3.21 of the BioLite Schedule of Exceptions, no executive officer or director of BioLite or any Subsidiary thereof or any Person owning 4.99% or more of the shares of BioLite Common Stock or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each a “BioLite Affiliate“) is a party to any Contract with or binding upon BioLite or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by BioLite or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22 Potential Products; FDA; EMEA. (a) BioLite possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as currently conducted, including without limitation all such certificates, authorizations and permits required by the United States Food and Drug Administration (the “FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials, except where the failure to so possess such certificates, authorizations and permits, individually or in the aggregate, would not reasonably be expected to result in a BioLite Material Adverse Effect. BioLite has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a BioLite Material Adverse Effect.

(b) BioLite has not received any written notices or statements from the FDA, the European Medicines Agency (the “EMEA”) or any other governmental agency that (i) any drug candidate of BioLite (each a “Potential Product”) may or will be rejected or determined to be non-approvable; (ii) a delay in time for review and/or approval of a marketing authorization application or marketing approval application in any jurisdiction for any Potential Product is or may be required, requested or being implemented; (iii) one or more clinical studies for any Potential Product shall or may be requested or required in addition to the clinical studies submitted to the FDA prior to the date hereof as a precondition to or condition of issuance or maintenance of a marketing approval for any Potential Product; (iv) any license, approval, permit or authorization to conduct any clinical trial of or market any product or Potential Product of BioLite has been, will be or may be suspended, revoked, modified or limited, except in the cases of clauses (i), (ii), (iii) and (iv) where such rejections, determinations, delays, requests, suspensions, revocations, modifications or limitations would not reasonably be expected to have, individually or in the aggregate, a BioLite Material Adverse Effect.

(c) To BioLite’s knowledge, the preclinical and clinical testing, application for marketing approval of, manufacture, distribution, promotion and sale of the products and Potential Products of BioLite is in compliance, in all material respects, with all laws, rules and regulations applicable to such activities, including without limitation applicable good laboratory practices, good clinical practices and good manufacturing practices, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, have a BioLite Material Adverse Effect. BioLite is not aware of any studies, tests or trial the results of which reasonably call into question the results of the tests and trials conducted by or on behalf of BioLite. BioLite has not received written notice of adverse finding, warning letter or clinical hold notice from the FDA or any non-U.S. counterpart of any of the foregoing, or any untitled letter or other correspondence or notice from the FDA or any other governmental authority or agency or any institutional or ethical review board alleging or asserting noncompliance with any law, rule or regulation applicable in any jurisdiction, except notices, letters, and correspondences and non-U.S. counterparts thereof alleging or asserting such noncompliance as would not reasonably be expected to have, individually or in the aggregate, have a BioLite Material Adverse Effect. BioLite has not, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged or potential lack of safety or efficacy of any product or Potential Product of BioLite, any alleged product defect of any product or Potential Product of BioLite, or any violation of any material applicable law, rule, regulation or any clinical trial or marketing license, approval, permit or authorization for any product or potential product of BioLite, and BioLite is not aware of any facts or information that would cause it to initiate any such notice or action and has no knowledge or reason to believe that the FDA, the EMEA or any other governmental agency or authority or any institutional or ethical review board or other non-governmental authority intends to impose, require, request or suggest such notice or action.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BIOKEY

BioKey hereby represents and warrants to Parent, BioLite, and each Merger Sub that, except as set forth on the BioKey Schedule of Exceptions delivered by BioKey to the Parent, BioLite, and each Merger Sub prior to the execution of this Agreement and thereafter prior to Closing (the “BioKey Schedule of Exceptions”), it being understood that a disclosure in any section of the BioKey Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the BioKey Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the BioKey Schedule of Exceptions will be updated from time to time for events that occur between execution of this Agreement and Closing and a final copy of the BioKey Schedule of Exceptions will be delivered to Parent, BioLite, and each Merger Sub prior to the Closing:

Section 4.1 Organization and Qualification. BioKey and each Subsidiary thereof is a corporation duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect. BioKey and each Subsidiary thereof is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect. “BioKey Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of BioKey and its Subsidiaries taken as a whole or that would reasonably be expected to prevent or materially delay BioKey from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby;

Section 4.2 Articles of Incorporation and Bylaws. BioKey has heretofore furnished or otherwise made available to Parent and BioKey a complete and correct copy of Articles of Incorporation and Bylaws of BioKey and each of its Subsidiaries as in effect on the date hereof and all minutes of their Board of Directors since January 1, 2015, other than those with respect to consideration and approval of the Mergers and related transactions. The Articles of Incorporation and Bylaws of BioKey and its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon BioKey or its Subsidiaries. Neither BioKey nor its Subsidiaries is in violation of any provisions of its Articles of Incorporation or Bylaws in any material respect.

Section 4.3 Capitalization. (a) The authorized capital stock of BioKey consists of (i) thirty million (30,000,000) shares of common stock, having no par value, and (ii) twenty-three million five hundred sixty-two thousand (23,562,000) shares of preferred stock, having no par value (the “BioKey Preferred Stock”), of which seven million (7,000,000) shares are designated as Series A Preferred Stock (the “BioKey Series A Preferred”), one million one hundred sixty thousand (1,160,000) shares are designated as Series B Preferred Stock (the “BioKey Series B Preferred”), fifteen million (15,000,000) shares are designated as Series C Preferred Stock (the “BioKey Series C Preferred”), and four hundred two thousand (402,000) shares are designated as Series C Nonvoting Preferred Stock (the “BioKey Nonvoting Series C Preferred”).

(b) As of the date of this Agreement: (i) seven million four hundred thirty-eight thousand thirty-four (7,438,034) shares of BioKey Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, (ii) an aggregate of four million two-hundred fifty thousand (4,250,000) shares of BioKey Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase BioKey Common Stock issued pursuant to the BioKey 2015 Stock Plan (the “BioKey Stock Plan”), of which three million nine hundred forty-eight thousand thirty-four (3,948,034) shares of BioKey Common Stock have been issued under such BioKey Stock Plan and two hundred sixty-one thousand nine hundred forty (261,940) underlying the issued options exercisable to purchase BioKey Common Stock and (iii) twenty-two million one hundred thirty-three thousand ninety-seven (22,133,097) shares of BioKey Preferred Stock are outstanding, of which seven million (7,000,000) shares are Series A Preferred Stock, one million one hundred sixty thousand (1,160,000) shares are Series B Preferred Stock, and thirteen million nine hundred seventy-three and ninety-seven (13,973,097) shares are Series C Preferred Stock. Section 4.3 of the BioKey Schedule of Exceptions sets forth, as of the date of this Agreement, each equity-based award, phantom right, and option outstanding under the BioKey Stock Plan or otherwise, the number of shares of BioKey Common Stock issuable thereunder and the expiration date and exercise or conversion price relating thereto. The outstanding but unexercised BioKey options existing at Closing shall be deemed automatically cancelled and terminated without further consideration and such cancellation will be consistent with the BioKey Stock Plan. Unless disclosed on Section 4.3 of the BioKey Schedule of Exceptions, no other equity-based award, phantom right or option is outstanding under a BioKey Stock Plan or otherwise.

(c) As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 4.3, and except as set forth on Section 4.3 of the BioKey Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of BioKey, (B) securities of BioKey convertible into or exercisable or exchangeable for shares of capital stock or voting securities of BioKey or (C) options or other rights to acquire from BioKey, or any obligation of BioKey to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of BioKey (collectively, “BioKey Securities“); (ii) there are no outstanding obligations of BioKey to repurchase, redeem or otherwise acquire any BioKey Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of BioKey to which BioKey is a party.

(d) Neither BioKey nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of BioKey on any matter.

(e) Section 4.3(e) of the BioKey Schedule of Exceptions sets forth (x) each of BioKey’s Subsidiaries and the ownership interest of BioKey in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (including any options or other rights to acquire an equity interest) and (y) BioKey’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by BioKey or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. BioKey has good title to all of its ownership interests in each of its Subsidiaries, free and clear of all Liens.

(f) Except as set forth in Section 4.3(f) of the BioKey Schedule of Exceptions, BioKey and its Subsidiaries have good title to all of their respective assets and properties, free and clear of all Liens.

(g) Except as set forth in Section 4.3(g) of the BioKey Schedule of Exceptions, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which BioKey or its Subsidiaries or, to the Knowledge of BioKey, is a party or by which BioKey is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of BioKey or its Subsidiaries.

Section 4.4 Authority. (a) BioKey has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by BioKey and the consummation by BioKey of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BioKey, subject, in the case of the BioKey Merger, to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding shares of BioKey Common Stock and a majority in combined voting power of the outstanding shares of BioKey Preferred Stock (together, the “BioKey Requisite Vote”), and the filing with the Secretary of State of the State of California of the BioKey Certificate of Merger as required by the CGCL. The affirmative vote of a majority of the outstanding BioKey Common Stock and a majority of the outstanding BioKey Preferred Stock is the only vote required, if any such vote is required by applicable Law, of BioKey’s capital stock necessary in connection with the approval and consummation of the BioKey Merger. No other vote of BioKey’s Stockholders is necessary in connection with this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BioKey and, assuming the due authorization, execution and delivery hereof by Parent, BioLite and each Merger Sub, constitutes a legal, valid and binding obligation of BioKey enforceable against BioKey in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The Board of Directors of BioKey has, by resolutions duly adopted at a meeting duly called and held (the "BioKey Board Approval") (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement, and the BioKey Merger, (iii) determined that the terms of the BioKey Merger are fair to and in the best interests of the BioKey Stockholders, and (iv) authorized the submission of this Agreement to the BioKey Stockholders for their approval and recommended that the BioKey Stockholders approve this Agreement (the “BioKey Merger Recommendation”).

Section 4.5 No Conflict; Required Filings and Consents. Except as set forth on Schedule 4.5(a) of the BioKey Schedule of Exceptions and those contemplated by clauses (i) through (v) of subsection (b) below: (a) the execution, delivery and performance of this Agreement by BioKey do not and will not (i) conflict with or violate the respective Articles of Incorporation or Bylaws of BioKey or any Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law; and, in each case, any comparable state Law applicable to BioKey or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of BioKey or any of its Subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “BioKey Contract“) to which BioKey or any of its Subsidiaries is a party or by which BioKey or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have, a BioKey Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by BioKey and the consummation of the BioKey Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the filing with the SEC and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which BioLite Exchange Fund and BioKey Exchange Fund are registered , (ii) the BioKey Requisite Vote, (iii) the filing with the Secretary of State of the State of California of the BioKey Certificate of Merger as required by the CGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a BioKey Material Adverse Effect (and together with the consents, approvals and authorizations set forth on Schedule 4.5(a) of the BioKey Schedule of Exceptions, collectively, the “BioKey Required Consents”).

Section 4.6 Compliance.

(a) To the Knowledge of BioKey, BioKey and its Subsidiaries are not in violation of any Law applicable to BioKey or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect.

(b) BioKey and its Subsidiaries, and their respective predecessors, have complied and are in compliance in all material respects with all applicable Laws and orders and no BioKey Proceeding has been filed or commenced, or to the Knowledge of BioKey, threatened alleging any failure so to comply, including, any claims arising under the Anti-Kickback Statute, False Claims Act, or any other federal or state Law, whether or not corrected. BioKey and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c) Neither BioKey, nor any of its Subsidiaries, nor, to BioKey’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of BioKey or its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

Section 4.7 Financial Statements

(a) The BioKey Audited Financial Statements, when provided to Parent and BioLite, will have been prepared in accordance with GAAP and Regulation S-X for audited financial statements in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of BioKey at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. The BioKey Interim Financial Statements, when provided to Parent, will have been prepared in accordance with GAAP and Regulation S-X for interim financial statements in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present in all material respects the consolidated financial position of BioKey as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(b) As of such time when BioKey will have provided to the Parent the BioKey Interim Financial Statements, BioKey will not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the BioKey Interim Financial Statements or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect. Section 4.7(b) of the BioKey Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates except for obligations issued, undertaken or assumed as the deferred purchase price of property or services, including without limitation any operating lease or capital lease, that do not exceed $25,000 in the aggregate.

Section 4.8 Absence of Certain Changes or Events. Except as set forth on Section 4.8 of the BioKey Schedule of Exceptions, since September 30, 2017, until the date of this Agreement, and except as contemplated by this Agreement, BioKey and each Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have BioKey Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of BioKey’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of BioKey (other than in connection with the forfeiture or exercise of equity based awards, options in accordance with existing agreements or terms); (d) any granting by BioKey to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any BioKey Plan; (e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to September 30, 2017; (f) any entry by BioKey or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of BioKey, or any amendment to or adoption of any BioKey Plan or collective bargaining agreement; (g) any material change by BioKey or any of its Subsidiaries in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (h) any material change in a tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to BioKey or a Subsidiary of BioKey, unless required by GAAP or applicable Law.

Section 4.9 Absence of Litigation. Except as set forth on Section 4.9 of the BioKey Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of BioKey, governmental investigations (“BioKey Proceedings”) pending or, to the Knowledge of BioKey, threatened against BioKey or any of its Subsidiaries, other than any BioKey Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect. Neither BioKey or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect.

Section 4.10 Employee Benefit Plans. (a) Section 4.10 of the BioKey Schedule of Exceptions contains a true and complete list of each BioKey Plan (as defined below). As used herein, the term “BioKey Plan” means each material employee benefit plan (within the meaning of Section 3(3) of ERISA, including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each material employee benefit plan maintained outside the United States, and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary or commissions, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by BioKey or any of its Subsidiaries or to which BioKey or any of its Subsidiaries contributes to or for which BioKey or any of its Subsidiaries has or may have any liability, contingent or otherwise, either directly or as a result of a BioKey ERISA Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of BioKey, its Subsidiaries or any BioKey ERISA Affiliate (collectively, the “BioKey Employees”). BioKey has made available to Parent and BioLite copies of all material documents constituting the BioKey Plans, the three most recently filed Forms 5500 for such BioKey Plans and financial statements attached thereto, all IRS determination letters for the BioKey Plans, all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Body with respect to the BioKey Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the BioKey Plans. For purposes of this Section 4.10, the term BioKey includes any BioKey ERISA Affiliate. The term “BioKey ERISA Affiliate” means any person, that together with BioKey, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which BioKey is or has been a general partner.

(b) Each BioKey Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a BioKey Material Adverse Effect. All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each BioKey Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a BioKey Material Adverse Effect. With respect to each BioKey Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for BioKey or any of its Subsidiaries or, to the Knowledge of BioKey, any stockholder, officer, director or employee of BioKey or any of its Subsidiaries, except for instances of noncompliance that would not have, individually or in the aggregate, a BioKey Material Adverse Effect. There are no pending or threatened claims by or on behalf of any BioKey Plan, or by or on behalf of any participants or beneficiaries of any BioKey Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans. To the Knowledge of BioKey, no BioKey Plan is presently under investigation, audit or examination by any Governmental Body, and no matters are pending with respect to any BioKey Plan under any IRS program.

(c) Each BioKey Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked. Except as disclosed on Section 4.10(a) of the BioKey Schedule of Exceptions, BioKey and its Subsidiaries have never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code. To the Knowledge of BioKey, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code. Each BioKey Plan has been timely amended to comply with applicable Law.

(d) BioKey and its Subsidiaries do not sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA. None of the BioKey Plans is a multiemployer plan (as defined in section 3(37) of ERISA). BioKey and its Subsidiaries do not contribute to, and have never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common Control. There is not now, and to the Knowledge of BioKey there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to BioKey Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of BioKey or any of its Subsidiaries under ERISA or the Code, or similar Laws of foreign jurisdictions.

(e) The execution, delivery and performance by BioKey of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any BioKey Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any BioKey Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of BioKey to amend or terminate any BioKey Plan. No BioKey Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of BioKey that will be considered an “excess parachute payment” under section 280G of the Code. BioKey and its Subsidiaries have not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any BioKey Plan or other agreement of BioKey or any of its Subsidiaries are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code. BioKey and its Subsidiaries do not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code. Each BioKey Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code. Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code. No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.

(f) With respect to any BioKey Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such BioKey Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a BioKey Material Adverse Effect. No BioKey Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

(g) BioKey and each of its Subsidiaries have paid all amounts that BioKey and each of its Subsidiaries are required to pay as contributions to the BioKey Plans as of the last day of the most recent fiscal year of each of the BioKey Plans; all benefits accrued under any funded or unfunded BioKey Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the BioKey Plans have been transferred to the appropriate BioKey Plan in a timely manner as required by applicable Law.

(h) BioKey and its Subsidiaries have made no plan or commitment to create any additional BioKey Plan or to modify or change any existing BioKey Plan.

(i) BioKey does not maintain any benefit or compensation arrangement outside the jurisdiction of the United States, or one that covers any employee residing or working outside the United States.

Section 4.11 Labor and Employment Matters. BioKey and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by BioKey or any of its Subsidiaries or any persons otherwise performing services primarily for BioKey and its Subsidiaries. To the Knowledge of BioKey, there are no unfair labor practice complaints pending against BioKey or any of its Subsidiaries before the NLRB or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of BioKey, threatened against or involving BioKey or any of its Subsidiaries. No labor organization or group of employees of BioKey or any of its Subsidiaries has made a pending demand for recognition or certification. BioKey and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. BioKey and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a BioKey Material Adverse Effect.

Section 4.12 Insurance. All material insurance policies of BioKey and its Subsidiaries are listed in Section 4.12 of the BioKey Schedule of Exceptions. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect: (a) all insurance policies of BioKey and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) BioKey and its Subsidiaries are not in breach or default, and BioKey and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of BioKey, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 4.13 Properties. BioKey and its Subsidiaries own no real property. Section 4.13 of the BioKey Schedule of Exceptions contains a complete and correct list of all real property leased by BioKey and its Subsidiaries (the “BioKey Leased Property”). BioKey and its Subsidiaries have good and valid leasehold interests in all BioKey Leased Property. With respect to all BioKey Leased Property, there is not, under any of such leases, any existing default by BioKey or any of its Subsidiaries or, to the Knowledge of BioKey, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by BioKey or any of its Subsidiaries or, to the Knowledge of BioKey, the counterparties thereto. The BioKey Leased Property is maintained in a state of repair and condition that is consistent with the normal conduct of BioKey’s business.

Section 4.14 Tax Matters. (a) Subject to such exceptions that would not have a BioKey Material Adverse Effect:

(b) Each of BioKey and its Subsidiaries has timely filed all Tax Returns required to be filed by it or has timely filed appropriate extensions and each such Tax Return was complete and correct in all material respects at the time of filing. Each of BioKey and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the BioKey Interim Financial Statements reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by BioKey and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) To the Knowledge of BioKey, no Tax Return of BioKey or any of its Subsidiaries is under audit or examination by any taxing authority. Neither BioKey nor any of its Subsidiaries has received written or, to the Knowledge of BioKey, verbal notice of such an audit or examination. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by BioKey or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination of BioKey relating to Taxes by any taxing authority has been timely paid. Neither BioKey nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which BioKey or any Subsidiary has not filed a Tax Return for any period that BioKey or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d) There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of BioKey or any of its Subsidiaries, and no such request for an extension or waiver is currently pending. No power of attorney (other than powers of attorney authorizing employees of BioKey to act on behalf of BioKey) with respect to any Taxes has been executed or filed with any taxing authority. Neither BioKey nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes) (other than any such agreement, obligation or arrangement between or among BioKey and its Subsidiaries).

(e) Neither BioKey nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which BioKey or any of its Subsidiaries is or was the common parent) or (ii) has any liability for Taxes of another Person (other than BioKey or its Subsidiaries) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(f)  No Liens for Taxes exist with respect to any assets or properties of BioKey or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and Liens either not in excess of $50,000, in the aggregate, or set forth on Section 4.14(f) of the BioKey Schedule of Exceptions.

(g) BioKey and its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under applicable Laws.

(h) BioKey and each of its Subsidiaries has disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither BioKey nor any of its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(i) During the two (2) year period ending on the date hereof, neither BioKey nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

Section 4.15 Information Supplied. None of the information supplied or to be supplied by BioKey expressly for inclusion or incorporation by reference in (i) the S-4 Prospectus, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to BioKey Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) if required to be delivered to BioKey’s stockholders pursuant to applicable Law, the Proxy Statement will, at the date it is first mailed to BioKey Stockholders and at the time of the BioKey Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, at the date such Proxy Statement is first mailed to BioKey Stockholders and at the time of the BioKey Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, BioKey makes no representation or warranty with respect to any information supplied by Parent or Merger Sub 2 or any of their respective representatives which is contained or incorporated by reference in the Prospectus. Any audited financial statements of BioKey included in the S-4 will have been prepared in accordance with GAAP and Regulation S-X for audited financial statements in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of BioKey at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. Any unaudited financial statements of BioKey included in the S-4 will have been prepared in accordance with GAAP and Regulation S-X for interim financial statements in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of BioKey as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

Section 4.16 Reserved.

Section 4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of BioKey or any of its Subsidiaries or for which BioKey or any of its Subsidiaries may be financially liable.

Section 4.18 Takeover Statutes. BioKey has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of Parent the Merger Subs, and BioLite, to the Knowledge of BioKey as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to BioKey, including those under the CGCL, will be applicable to the BioKey Merger or the other transactions contemplated hereby. No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the BioKey Merger or any of the other transactions contemplated by this Agreement.

Section 4.19 Intellectual Property. Except as set forth in Section 4.19 of the BioKey Schedule of Exceptions, to the Knowledge of BioKey, BioKey or one of its Subsidiaries (as specifically identified on Schedule 4.19(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Schedule 4.19(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 4.19(b), except as noted on Schedule 4.19(b). BioKey or such Subsidiary owns or has the rights to use, free and clear of any Liens, but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 4.19(a) or Section 4.19(b) of the BioKey Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the services provided by BioKey and its Subsidiaries (collectively, the “BioKey Intellectual Property Rights”). Except as would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of BioKey threatened, (i) alleging infringement, misappropriation, violation or dilution by BioKey or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 4.19(a) or Section 4.19(b) of the BioKey Schedule of Exceptions or the BioKey Intellectual Property Rights therein and (ii) by BioKey or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the provision of products or services by BioKey and its Subsidiaries do not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of BioKey, the BioKey Intellectual Property Rights are not being infringed by any third party; (c) no BioKey Intellectual Property Right will terminate or cease to be a valid right of BioKey or any of its Subsidiaries by reason of the execution and delivery of this Agreement by BioKey, the performance of BioKey of its obligations hereunder, or the consummation by BioKey of the BioKey Merger; and (d) except as set forth in Section 4.19 of the BioKey Schedule of Exceptions, BioKey and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property.

Section 4.20 Contracts. (a) Except for this Agreement and except for Contracts set forth in Section 4.20 of the BioKey Schedule of Exceptions, as of the date of this Agreement, BioKey or any of its Subsidiaries thereof is not a party to or bound by any Contract: (i) that would be required to be filed by BioLite as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants binding upon BioKey or any of its Subsidiaries that restrict the ability of BioKey or any of its Subsidiaries (or which, following the consummation of the BioKey Merger, would materially restrict the ability of the BioKey Surviving Corporation or any BioKey Affiliate) to compete in any business or geographic area; or (iii) involving the payment or receipt of royalties or other amounts of more than $10,000 related to any product of BioKey or any BioKey Affiliate , or (iv) that would prevent, materially delay or materially impede BioKey’s ability to consummate the BioKey Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) as well as each Contract listed in Section 4.20(a) of the BioKey Schedule of Exceptions is referred to herein as a “BioKey Material Contract“.

(b) Each of the BioKey Material Contracts is valid and binding on BioKey or the applicable Subsidiary of BioKey, as the case may be, and, to the Knowledge of BioKey, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect. There is no default under any BioKey Material Contract by BioKey or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by BioKey or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a BioKey Material Adverse Effect.

Section 4.21 Affiliate Transactions. Except as otherwise disclosed in Section 4.21 of the BioKey Schedule of Exceptions, no executive officer or director of BioKey or any Subsidiary thereof or any Person owning 4.99% or more of the shares of BioKey Capital Stock or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each a “BioKey Affiliate“) is a party to any Contract with or binding upon BioKey or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by BioKey or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.22 Potential Products; FDA; EMEA (a) BioKey possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as currently conducted, including without limitation all such certificates, authorizations and permits required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials, except where the failure to so possess such certificates, authorizations and permits, individually or in the aggregate, would not reasonably be expected to result in a BioKey Material Adverse Effect. BioKey has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a BioKey Material Adverse Effect.

(b) BioKey has not received any written notices or statements from the FDA, the EMEA or any other governmental agency that (i) any Potential Product of BioKey may or will be rejected or determined to be non-approvable; (ii) a delay in time for review and/or approval of a marketing authorization application or marketing approval application in any jurisdiction for any Potential Product is or may be required, requested or being implemented; (iii) one or more clinical studies for any Potential Product shall or may be requested or required in addition to the clinical studies submitted to the FDA prior to the date hereof as a precondition to or condition of issuance or maintenance of a marketing approval for any Potential Product; (iv) any license, approval, permit or authorization to conduct any clinical trial of or market any product or Potential Product of BioKey has been, will be or may be suspended, revoked, modified or limited, except in the cases of clauses (i), (ii), (iii) and (iv) where such rejections, determinations, delays, requests, suspensions, revocations, modifications or limitations would not reasonably be expected to have, individually or in the aggregate, a BioKey Material Adverse Effect.

(c) To BioKey’s knowledge, the preclinical and clinical testing, application for marketing approval of, manufacture, distribution, promotion and sale of the products and Potential Products of BioKey is in compliance, in all material respects, with all laws, rules and regulations applicable to such activities, including without limitation applicable good laboratory practices, good clinical practices and good manufacturing practices, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, have a BioKey Material Adverse Effect. BioKey is not aware of any studies, tests or trial the results of which reasonably call into question the results of the tests and trials conducted by or on behalf of BioKey. BioKey has not received written notice of adverse finding, warning letter or clinical hold notice from the FDA or any non-U.S. counterpart of any of the foregoing, or any untitled letter or other correspondence or notice from the FDA or any other governmental authority or agency or any institutional or ethical review board alleging or asserting noncompliance with any law, rule or regulation applicable in any jurisdiction, except notices, letters, and correspondences and non-U.S. counterparts thereof alleging or asserting such noncompliance as would not reasonably be expected to have, individually or in the aggregate, have a BioKey Material Adverse Effect. BioKey has not, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged or potential lack of safety or efficacy of any product or Potential Product of BioKey, any alleged product defect of any product or Potential Product of BioKey, or any violation of any material applicable law, rule, regulation or any clinical trial or marketing license, approval, permit or authorization for any product or potential product of BioKey, and BioKey is not aware of any facts or information that would cause it to initiate any such notice or action and has no knowledge or reason to believe that the FDA, the EMEA or any other governmental agency or authority or any institutional or ethical review board or other non-governmental authority intends to impose, require, request or suggest such notice or action.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and each Merger Sub hereby, jointly and severally, represent and warrant to BioLite and BioKey that, except as identified in the SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature) or as set forth on the Schedule of Exceptions delivered by Parent and Merger Subs to BioLite and BioKey prior to the execution of this Agreement and thereafter prior to Closing (the “Parent Schedule of Exceptions”), it being understood that a disclosure in any section of the Parent Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the Parent Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the Parent Schedule of Exceptions will be updated from time to time for events that occur between execution of this Agreement and Closing and a final copy of the Parent Schedule of Exceptions will be delivered to BioLite and BioKey prior to the Closing:

Section 5.1 Organization and Qualification. Each of Parent, its Subsidiaries and each Merger Sub is a corporation duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent, its Subsidiaries and each Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. “Parent Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or that would reasonably be expected to prevent or materially delay Parent from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby;

Section 5.2 Articles of Incorporation and Bylaws. Parent has heretofore furnished or otherwise made available to Parent and Parent a complete and correct copy of Articles of Incorporation and Bylaws of Parent and each of its Subsidiaries as in effect on the date hereof and all minutes of their Board of Directors since January 1, 2015, other than those with respect to consideration and approval of the Mergers and related transactions. The Articles of Incorporation and Bylaws of Parent and its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Subs. Neither Parent nor its Subsidiaries is in violation of any provisions of its Articles of Incorporation or Bylaws in any material respect.

Section 5.3 Capitalization. (a) The authorized capital stock of Parent consists of three hundred sixty million (360,000,000) shares of common stock, par value $0.001 per share.

(b) As of the date of this Agreement: (i) two hundred thirteen million seven hundred forty-six thousand six hundred and forty-seven (213,746,647) shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, and (ii) an aggregate of approximately nine million nine hundred thirty-one thousand nine hundred sixty-six (9,931,966) shares of Parent Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase Parent Common Stock issued pursuant to the Parent’s 2016 Equity Incentive Plan (the “Parent Stock Plan”). Section 5.3 of the Parent Schedule of Exceptions sets forth, as of the date of this Agreement, each equity-based award, phantom right, and option outstanding under the Parent Stock Plan or otherwise, the number of shares of Parent Common Stock issuable thereunder and the expiration date and exercise or conversion price relating thereto. Unless disclosed on Section 5.3 of the Parent Schedule of Exceptions, no other equity-based award, phantom right or option is outstanding under a Parent Stock Plan or otherwise.

(c) As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 5.3, and except as set forth on Section 5.3 of the Parent Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of Parent (collectively, “Parent Securities”); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.

(d) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(e) Section 5.3(e) of the Parent Schedule of Exceptions sets forth (x) each of Parent’s Subsidiaries and the ownership interest of Parent in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (including any options or other rights to acquire an equity interest) and (y) Parent’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by Parent or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. Parent has good title to all of its ownership interests in each of its Subsidiaries, free and clear of all Liens.

(f) Except as set forth in Section 5.3(f) of the Parent Schedule of Exceptions, Parent and its Subsidiaries have good title to all of their respective assets and properties, free and clear of all Liens.

(g) Except as set forth in Section 5.3(g) of the Parent Schedule of Exceptions, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which Parent or its Subsidiaries or, to the Knowledge of Parent, is a party or by which Parent is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of Parent or its Subsidiaries.

Section 5.4 Authority. (a) Each of Parent and each Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Parent as sole stockholder of each Merger Sub has approved this Agreement. The execution, delivery and performance of this Agreement by each of Parent and each Merger Sub and the consummation by each of Parent and each Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and each Merger Sub, and no other corporate proceedings on the part of Parent or either Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Nevada of the BioLite Articles of Merger as required by the NRS and the filing with the Secretary of State of the State of California of the BioKey Certificate of Merger as required by the CGCL). Neither the approval or adoption of this Agreement, the Mergers or the other transactions contemplated hereby requires any approval of the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery hereof by BioLite and BioKey, constitutes a legal, valid and binding obligation of each of Parent and each Merger Sub enforceable against each of Parent and each Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 5.5 No Conflict; Required Filings and Consents. Except as set forth on Schedule 5.5(a) of the Parent Schedule of Exceptions: (a) the execution, delivery and performance of this Agreement by Parent and Merger Subs do not and will not (i) conflict with or violate the respective Articles of Incorporation or Bylaws of Parent or any Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or any of its Subsidiaries under, any Contracts to which Parent or any Subsidiary is a party or by which Parent or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and each Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and each Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the filing with the SEC and declaration of effectiveness of the registration statement on form S-4 in which the BioLite Exchange Fund and BioKey Exchange Fund are registered and any filings or approvals under applicable state securities laws with respect to the issuance of Parent Common Stock in connection with the Mergers, (ii) the filing with the Secretary of State of the State of Nevada of the BioLite Articles of Merger as required by the NRS and the filing with the Secretary of State of the State of California of the BioKey Certificate of Merger as required by the CGCL, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect (collectively, the “Parent Required Consents”).

Section 5.6 Compliance.

(a) To the Knowledge of Parent, Parent and its Subsidiaries are not in violation of any Law applicable to Parent or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries, and their respective predecessors, have complied and are in compliance in all material respects with all applicable Laws and orders and no Parent Proceeding has been filed or commenced, or to the Knowledge of Parent, threatened alleging any failure so to comply, including, any claims arising under the Anti-Kickback Statute, False Claims Act, or any other federal or state Law, whether or not corrected. Parent and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c) Neither Parent, nor any of its Subsidiaries, nor, to Parent’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of Parent or its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

Section 5.7 SEC Filings; Financial Statements (a) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since September 30, 2016 and prior to the date hereof (such documents filed since September 30, 2016 and prior to the date hereof, the “SEC Reports”). As of their respective dates, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of Parent (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since September 30, 2016 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that material information relating to Parent is made known to the chief executive officer and the chief financial officer of Parent by others within the Parent.

(d) Since September 30, 2016, Parent has not disclosed to Parent’s independent registered accounting firm and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since September 30, 2016, Parent has not identified any material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). To the Knowledge of Parent, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Parent does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Section 5.7(f) of the Parent Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates.

(g) Each of the “principal executive officer” of Parent (as defined in SOX) and the “principal financial officer” of Parent (as defined in Sarbanes-Oxley Act of 2002 ) has made all certifications required by Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC with respect to the SEC Reports and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn.

Section 5.8 Absence of Certain Changes or Events. Except as set forth on Section 5.8 of the Parent Schedule of Exceptions, since September 30, 2017 until the date of this Agreement, and except as contemplated by this Agreement, Parent has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9 Absence of Litigation. Except as set forth on Section 5.9 of the Parent Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of Parent, governmental investigations (“Parent Proceedings”) pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any Parent Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.10 Labor and Employment Matters. Parent and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by Parent or any of its Subsidiaries or any persons otherwise performing services primarily for the Company and its Subsidiaries. To the Knowledge of Parent, there are no unfair labor practice complaints pending against Parent or any of its Subsidiaries before the NLRB or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries. No labor organization or group of employees of Parent or any of its Subsidiaries has made a pending demand for recognition or certification. Parent and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. Parent and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 Insurance. All material insurance policies of Parent and its Subsidiaries are listed in Section 5.11 of the Parent Schedule of Exceptions. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect: (a) all insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) Parent and its Subsidiaries are not in breach or default, and Parent and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of Parent, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 5.12 Properties. Parent and its Subsidiaries own no real property. Section 5.12 of the Parent Schedule of Exceptions contains a complete and correct list of all real property leased by Parent and its Subsidiaries (the “Parent Leased Property”). Parent and its Subsidiaries have good and valid leasehold interests in all Parent Leased Property. With respect to all Parent Leased Property, there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto. The Parent Leased Property is maintained in a state of repair and condition that is consistent with the normal conduct of Parent’s business.

Section 5.13 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Subs expressly for inclusion or incorporation by reference in (i) the S-4, , will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the BioLite Stockholders or BioKey Stockholders, and in the case of the S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the BioLite Stockholders or BioKey Stockholders and at the time of the BioLite Stockholders Meeting or BioKey Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, at the date such Proxy Statement is first mailed to BioLite Stockholders or BioKey Stockholders and at the time of the BioLite Stockholders Meeting and BioKey Stockholders Meeting will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Subs make no representation or warranty with respect to any information supplied by BioLite or BioKey or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

Section 5.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries may be financially liable.

Section 5.15 Takeover Statutes. Parent has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of BioLite and BioKey, to the Knowledge of Parent as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to Parent, including those under the NRS, will be applicable to the Mergers or the other transactions contemplated hereby. No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement.

Section 5.16 Intellectual Property. Except as set forth in Section 5.16 of the Parent Schedule of Exceptions, to the Knowledge of Parent, Parent or one of its Subsidiaries (as specifically identified on Schedule 5.16(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Schedule 5.16(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 5.16(b), except as noted on Schedule 5.16(b). Parent or such Subsidiary owns or has the rights to use, free and clear of any Liens, but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 5.16(a) or Section 5.16(b) of the Parent Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the services provided by Parent and its Subsidiaries (collectively, the “Parent Intellectual Property Rights”). Except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of Parent threatened, (i) alleging infringement, misappropriation, violation or dilution by Parent or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 5.16(a) or Section 5.16(b) of the Parent Schedule of Exceptions or the Parent Intellectual Property Rights therein and (ii) by Parent or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the provision of products or services by Parent and its Subsidiaries do not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of Parent, the Parent Intellectual Property Rights are not being infringed by any third party; (c) no Parent Intellectual Property Right will terminate or cease to be a valid right of Parent or any of its Subsidiaries by reason of the execution and delivery of this Agreement by Parent, the performance of Parent of its obligations hereunder, or the consummation by Parent of the Parent Merger; and (d) except as set forth in Section 5.16 of the Parent Schedule of Exceptions, Parent and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property.

Section 5.17 Contracts. (a) Except for this Agreement and except for Contracts filed as exhibits to the SEC Reports, as of the date of this Agreement, none of Parent or any of its Subsidiaries is not a party to or bound by any Contract: (i) that would be required to be filed by BioLite as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants binding upon Parent or any of its Subsidiaries that restrict the ability of Parent or any of its Subsidiaries (or which, following the consummation of the Mergers, would materially restrict the ability of Parent or any Parent Affiliate) to compete in any business or geographic area; or (iii) involving the payment or receipt of royalties or other amounts of more than $10,000 related to any product of Parent or any Parent Affiliate , or (iv) that would prevent, materially delay or materially impede Parent’s ability to consummate the Mergers or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) as well as each Contract listed in Section 5.17(a) of the Parent Schedule of Exceptions is referred to herein as a “Parent Material Contract”.

(b) Each of the Parent Material Contracts is valid and binding on Parent or the applicable Subsidiary of Parent, as the case may be, and, to the Knowledge of Parent, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. There is no default under any Parent Material Contract by Parent or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.18 Affiliate Transactions. Except as otherwise disclosed in Section 5.18 of the Parent Schedule of Exceptions, no executive officer or director of Parent or any Subsidiary thereof or any Person owning 4.99% or more of the shares of Parent Common Stock or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each a “Parent Affiliate”) is a party to any Contract with or binding upon Parent or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by Parent or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 5.19 Operations of Merger Subs. As of the date of this Agreement, the authorized capital stock of each Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and non-assessable. Each Merger Sub is a direct, wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.20 Ownership of Shares. Except as set forth on Section 5.20 of the Parent Schedule of Exceptions, neither Parent nor either Merger Sub nor any of the Parent Affiliates owns (directly or indirectly, beneficially or of record) any shares of BioLite Capital Stock or BioKey Capital Stock or holds any rights to acquire any shares of BioLite Capital Stock or BioKey Capital Stock except pursuant to this Agreement.

Section 5.21 Availability of Shares. Parent has sufficient shares of Common Stock authorized and available to be issued to consummate the Mergers on the terms set forth herein.

Section 5.22 Potential Products; FDA; EMEA (a) Parent possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as currently conducted, including without limitation all such certificates, authorizations and permits required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials, except where the failure to so possess such certificates, authorizations and permits, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Parent has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has not received any written notices or statements from the FDA, the EMEA or any other governmental agency that (i) any Potential Product of Parent may or will be rejected or determined to be non-approvable; (ii) a delay in time for review and/or approval of a marketing authorization application or marketing approval application in any jurisdiction for any Potential Product is or may be required, requested or being implemented; (iii) one or more clinical studies for any Potential Product shall or may be requested or required in addition to the clinical studies submitted to the FDA prior to the date hereof as a precondition to or condition of issuance or maintenance of a marketing approval for any Potential Product; (iv) any license, approval, permit or authorization to conduct any clinical trial of or market any product or Potential Product of Parent has been, will be or may be suspended, revoked, modified or limited, except in the cases of clauses (i), (ii), (iii) and (iv) where such rejections, determinations, delays, requests, suspensions, revocations, modifications or limitations would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) To Parent’s knowledge, the preclinical and clinical testing, application for marketing approval of, manufacture, distribution, promotion and sale of the products and Potential Products of Parent is in compliance, in all material respects, with all laws, rules and regulations applicable to such activities, including without limitation applicable good laboratory practices, good clinical practices and good manufacturing practices, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is not aware of any studies, tests or trial the results of which reasonably call into question the results of the tests and trials conducted by or on behalf of Parent. Parent has not received written notice of adverse finding, warning letter or clinical hold notice from the FDA or any non-U.S. counterpart of any of the foregoing, or any untitled letter or other correspondence or notice from the FDA or any other governmental authority or agency or any institutional or ethical review board alleging or asserting noncompliance with any law, rule or regulation applicable in any jurisdiction, except notices, letters, and correspondences and non-U.S. counterparts thereof alleging or asserting such noncompliance as would not reasonably be expected to have, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged or potential lack of safety or efficacy of any product or Potential Product of Parent, any alleged product defect of any product or Potential Product of Parent, or any violation of any material applicable law, rule, regulation or any clinical trial or marketing license, approval, permit or authorization for any product or potential product of Parent, and Parent is not aware of any facts or information that would cause it to initiate any such notice or action and has no knowledge or reason to believe that the FDA, the EMEA or any other governmental agency or authority or any institutional or ethical review board or other non-governmental authority intends to impose, require, request or suggest such notice or action.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business of BioLite Pending the Merger. BioLite covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as set forth in the BioLite Schedule of Exceptions or as required by Law, or unless Parent and BioKey shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), the business of BioLite and its Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 6.1, BioLite shall use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the BioLite Schedule of Exceptions or as required by Law, BioLite and its Subsidiaries shall not, without the prior written consent of Parent and BioKey (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change its Articles of Incorporation or Bylaws;

(b) except as set forth in Section 6.1(b) of the BioLite Schedule of Exceptions, issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments) (except for the issuance of shares of BioLite Common Stock upon the exercise of options or in connection with other stock-based awards in each case outstanding as of the date hereof);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) except as set forth in Section 6.1(d) of the BioLite Schedule of Exceptions, adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock (other than in connection with the cancellation of options in connection with Section 1.6 of this Agreement, the forfeiture or exercise of equity-based awards or options in accordance with existing agreements or terms (or awards or options granted after the date hereof in compliance with Section 6.1(b));

(e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person, business or division (whether by acquisition of assets or otherwise), enter into any new line of business;

(f) sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(g) except as set forth in Section 6.1(g) of the BioLite Schedule of Exceptions, (A) enter into, renew, terminate or materially amend (i) any contract or arrangement with revenues or payments in excess of $75,000 per annum, other than in the ordinary course of business consistent with past practice or otherwise imposing any material restrictions on BioLite or any of its Subsidiaries or (ii) any joint venture, partnership or other similar arrangement or (B) engage in any transaction or series of transactions with any BioLite Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(h) authorize any new capital expenditures in amounts more than $50,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(i) except as set forth in Section 6.1(i) of the BioLite Schedule of Exceptions, incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person in an amount exceeding $50,000 in the aggregate;

(j) except as set forth in Section 6.1(j) of the BioLite Schedule of Exceptions, (i) increase the compensation or benefits of any of its directors, officers or employees (including the payment of bonuses and the granting of stock options, stock appreciation rights or other equity or equity-like incentives) or pay any bonuses except that in the case of employees, BioLite or its Subsidiaries may increase, without the prior written consent of the Parent and BioKey, compensation or benefits of BioLite or Subsidiary employees by not more than $75,000 in the aggregate for all employees; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former (A) directors, (B) officers or (C) employees or establish, adopt, enter into or materially amend or terminate any BioLite Plan or collective bargaining agreement except that BioLite or any Subsidiary may enter into, without the prior written consent of the Parent or BioKey, any employment agreement or independent contractor agreement without change of control or severance provisions with any new field office employee or registered representative in the ordinary course of business consistent with prior practice, and (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any BioLite Plan or trust not required to be funded;

(k) make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to BioLite or a Subsidiary of BioLite, unless required by GAAP or applicable Law;

(m) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by BioLite or any of its Subsidiaries in excess of $50,000 net of insurance and net of collection from other parties or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

(n) abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of BioLite Intellectual Property Rights or any other material assets; or

(o) agree to take any of the actions described in Section 6.1(a) through Section 5.1(n).

Section 6.2 Conduct of Business of BioKey Pending the Merger. BioKey covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as set forth in the BioKey Schedule of Exceptions or as required by Law, or unless Parent and BioLite shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), the business of BioKey and its Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 6.2, BioKey shall use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the BioKey Schedule of Exceptions or as required by Law, BioKey and its Subsidiaries shall not, without the prior written consent of Parent and BioLite (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change its Articles of Incorporation or Bylaws;

(b) except as set forth in Section 6.2(b) of the BioKey Schedule of Exceptions, issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments) (except for the issuance of shares of BioKey Common Stock upon the exercise of options or in connection with other stock-based awards in each case outstanding as of the date hereof);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) except as set forth in Section 6.2(d) of the BioKey Schedule of Exceptions, adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock (other than in connection with the cancellation of options in connection with Section 1.6 of this Agreement, the forfeiture or exercise of equity-based awards or options in accordance with existing agreements or terms (or awards or options granted after the date hereof in compliance with Section 6.2(b));

(e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person, business or division (whether by acquisition of assets or otherwise), enter into any new line of business;

(f) sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(g) except as set forth in Section 6.2(g) of the BioKey Schedule of Exceptions, (A) enter into, renew, terminate or materially amend (i) any contract or arrangement with revenues or payments in excess of $75,000 per annum, other than in the ordinary course of business consistent with past practice or otherwise imposing any material restrictions on BioKey or any of its Subsidiaries or (ii) any joint venture, partnership or other similar arrangement or (B) engage in any transaction or series of transactions with any BioKey Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(h) authorize any new capital expenditures in amounts more than $50,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(i) except as set forth in Section 6.2(i) of the BioKey Schedule of Exceptions, incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person in an amount exceeding $50,000 in the aggregate;

(j) except as set forth in Section 6.2(j) of the BioKey Schedule of Exceptions, (i) increase the compensation or benefits of any of its directors, officers or employees (including the payment of bonuses and the granting of stock options, stock appreciation rights or other equity or equity-like incentives) or pay any bonuses except that in the case of employees, BioKey or its Subsidiaries may increase, without the prior written consent of the Parent and BioLite, compensation or benefits of BioKey or Subsidiary employees by not more than $75,000 in the aggregate for all employees; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former (A) directors, (B) officers or (C) employees or establish, adopt, enter into or materially amend or terminate any BioKey Plan or collective bargaining agreement except that BioKey or any Subsidiary may enter into, without the prior written consent of the Parent or BioLite, any employment agreement or independent contractor agreement without change of control or severance provisions with any new field office employee or registered representative in the ordinary course of business consistent with prior practice, and (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any BioKey Plan or trust not required to be funded;

(k) make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l)  materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to BioKey or a Subsidiary of BioKey, unless required by GAAP or applicable Law;

(m) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by BioKey or any of its Subsidiaries in excess of $50,000 net of insurance and net of collection from other parties or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

(n) abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of BioKey Intellectual Property Rights or any other material assets; or

(o) agree to take any of the actions described in Section 6.2(a) through Section 6.2(o).

ARTICLE 7
ADDITIONAL AGREEMENTS

Section 7.1 BioLite Stockholders Meeting; BioKey Stockholders Meeting

(a) BioLite shall as soon as practicable following the execution of this Agreement, acting through its Board of Directors, (a) take all action necessary to duly call, give notice of and convene a meeting of its stockholders for the purpose of obtaining the BioLite Requisite Vote (the “BioLite Stockholders Meeting”).

(b) BioKey shall as soon as practicable following the execution of this Agreement, acting through its Board of Directors, (a) take all action necessary to duly call, give notice of, and convene a meeting of its stockholders for the purpose of obtaining the BioKey Requisite Vote (the “BioKey Stockholders Meeting”).

(c) Parent shall cause all shares of BioLite Common Stock, BioKey Common Stock and BioKey Preferred Stock owned by Parent, Merger Subs or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

Section 7.2 Regulatory Matters. (a) BioLite, BioKey, and Parent shall cooperate in preparing and promptly cause to be filed with the SEC the Prospectus and the S-4. Parent, BioLite and BioKey shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments and advise the other party of any oral comments with respect to the Prospectus or the S-4 received from the SEC. Each party shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Prospectus on form the S-4 prior to filing such with the SEC. Each of Parent, BioLite, and BioKey shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective as long as is necessary to consummate the Mergers and the other transactions contemplated by this Agreement. At the expense of BioLite, BioLite shall mail or deliver the Proxy Statement to BioLite’s stockholders as promptly as practicable after the S-4 is declared effective. At the expense of BioKey, BioKey shall mail or deliver the Proxy Statement to BioKey’s stockholders as promptly as practicable after the S-4 is declared effective.

(b) Subject to the other provisions of this Agreement, Parent, BioLite and BioKey shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable any consents, approvals and authorizations of all third parties and Governmental Bodies which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers) and to comply with the terms and conditions of all such consents, approvals and authorizations of all such third parties and Governmental Bodies.

(c) Parent, BioLite and BioKey shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Prospectus on form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, BioLite, BioKey or any of their respective Subsidiaries to any Governmental Body in connection with the Mergers and the other transactions contemplated by this Agreement. Parent, BioLite and BioKey shall make any necessary filings with respect to the Mergers under the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section 7.3 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, BioLite shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent and BioKey reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of BioLite and its Subsidiaries, and shall furnish Parent and BioKey with all financial, operating and other data and information as Parent and BioKey, through their respective officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of BioLite and its Subsidiaries. BioLite shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Law. Each of Parent, the Merger Subs and BioKey will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning BioLite and its Subsidiaries furnished to Parent, Merger Subs or BioKey in connection with the transactions contemplated by this Agreement.

(b) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, BioKey shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent and BioLite reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of BioKey and its Subsidiaries, and shall furnish Parent and BioLite with all financial, operating and other data and information as Parent and BioLite, through their respective officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of BioKey and its Subsidiaries. BioKey shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Law. Each of Parent, the Merger Subs and BioLite will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning BioKey and its Subsidiaries furnished to Parent, Merger Subs or BioLite in connection with the transactions contemplated by this Agreement.

(c) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Parent shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of BioLite and BioKey reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Parent and its Subsidiaries, and shall furnish BioLite and BioKey with all financial, operating and other data and information as BioLite and BioKey, through their respective officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Parent and its Subsidiaries. The Parent shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Law. BioLite and BioKey will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Parent and Merger Subs and their respective Subsidiaries furnished to BioLite and BioKey in connection with the transactions contemplated by this Agreement.

Section 7.4 BioLite Acquisition Proposals. (a) BioLite agrees that (i) it and its officers and directors shall not, and (ii) it shall use commercially reasonable efforts to ensure that its representatives shall not, in each case (A) directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 10% or greater economic or voting interest in BioLite, or (y) the assets, securities or other ownership interests of or in BioLite representing 10% or more of the consolidated assets of BioLite, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “BioLite Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, a BioLite Acquisition Proposal; provided, however, that BioLite and its representatives may, in response to a written BioLite Acquisition Proposal that the Board of Directors of BioLite determines, in good faith, after consultation with its financial advisors, constitutes, a BioLite Superior Proposal, and which BioLite Acquisition Proposal did not result from a material breach of this Section 7.4(a), (x) provide access or furnish information with respect to BioLite to the Person making such BioLite Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement and (y) engage in discussions or negotiations with the Person making such BioLite Acquisition Proposal (and its representatives) regarding such BioLite Acquisition Proposal; provided further, however, that, subject to the right of BioLite to withhold information where such disclosure would contravene any Law, BioLite shall promptly provide to Parent any non-public information that is provided to the Person making such BioLite Acquisition Proposal or its representatives that was not previously provided to Parent or Merger Sub 1. BioLite shall, and shall cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any BioLite Acquisition Proposal. BioLite shall also promptly (within two (2) Business Days) notify Parent of the receipt of any BioLite Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such BioLite Acquisition Proposal and the material terms and conditions thereof, and shall keep Parent apprised of any related material developments, discussions and negotiations related thereto.

For purposes of this Agreement, the term “BioLite Superior Proposal” means any offer made by a third party that the Board of Directors of BioLite reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and BioLite, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the BioLite Common Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of BioLite and its subsidiaries for consideration consisting of consideration payable to holders of shares of BioLite Common Stock that the Board of Directors of BioLite determines in good faith, after consultation with its financial advisors, to be more favorable from a financial point of view to holders of BioLite Common Stock than the BioLite Merger, and is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Parent in response to such BioLite Superior Proposal or otherwise.

(b) The Board of Directors of BioLite shall not (i) withdraw or modify in a manner adverse to Parent or Merger Subs, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Subs, the BioLite Merger Recommendation or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as a “BioLite Adverse Recommendation Change” ), unless the Board of Directors of BioLite determines in good faith, after consultation with its legal advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties, (ii) recommend, adopt or approve any BioLite Acquisition Proposal or propose publicly to recommend, adopt or approve any competing BioLite Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit BioLite to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “BioLite Acquisition Agreement“) constituting or related to, or which is intended to lead to any BioLite Acquisition Proposal (other than a confidentiality agreement) or resolve or agree to take any such action. Notwithstanding anything in this Section 7.4(b) to the contrary, the Board of Directors of BioLite may, in response to a BioLite Superior Proposal, cause BioLite to terminate this Agreement pursuant to Section 9.1(g) in order to concurrently enter into a BioLite Acquisition Agreement; provided, however, that BioLite shall not terminate this Agreement pursuant to Section 9.1(g), and any purported termination pursuant to Section 9.1(g) shall be void and of no force or effect, unless BioLite shall have complied with all the provisions of this Section 7.4, including the notification provisions in this Section 7.4, and with all applicable requirements of Section 9.3(b) in connection with such BioLite Superior Proposal; and provided further, however, that BioLite shall not exercise its right to terminate this Agreement pursuant to Section 9.1(g) until after the second Business Day following Parent’s receipt of written notice (a “Notice of BioLite Superior Proposal”) from BioLite advising Parent that the Board of Directors of BioLite has received a BioLite Superior Proposal, identifying the Person making such BioLite Superior Proposal and the material terms and conditions of the BioLite Superior Proposal and stating that the BioLite Board intends to exercise its right to terminate this Agreement pursuant to Section 9.1(g) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a BioLite Superior Proposal shall require a new Notice of BioLite Superior Proposal (but shall not trigger any new waiting period) and (ii) the Board of Directors of BioLite shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such BioLite Superior Proposal or otherwise).

(c) Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit BioLite from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to BioLite’s stockholders if, in the good faith judgment of the Board of Directors of BioLite, after receipt of advice from its outside counsel, failure so to disclose would result in a breach of or be reasonably like to result in a breach of its fiduciary duties or applicable Law.

Section 7.5 BioKey Acquisition Proposals. (a) BioKey agrees that (i) it and its officers and directors shall not, and (ii) it shall use commercially reasonable efforts to ensure that its representatives shall not, in each case (A) directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 10% or greater economic or voting interest in BioKey, or (y) the assets, securities or other ownership interests of or in BioKey representing 10% or more of the consolidated assets of BioKey, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “BioKey Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, a BioKey Acquisition Proposal; provided, however, that BioKey and its representatives may, in response to a written BioKey Acquisition Proposal that the Board of Directors of BioKey determines, in good faith, after consultation with its financial advisors, constitutes, a BioKey Superior Proposal, and which BioKey Acquisition Proposal did not result from a material breach of this Section 7.5(a), (x) provide access or furnish information with respect to BioKey to the Person making such BioKey Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement and (y) engage in discussions or negotiations with the Person making such BioKey Acquisition Proposal (and its representatives) regarding such BioKey Acquisition Proposal; provided further, however, that, subject to the right of BioKey to withhold information where such disclosure would contravene any Law, BioKey shall promptly provide to Parent any non-public information that is provided to the Person making such BioKey Acquisition Proposal or its representatives that was not previously provided to Parent or Merger Sub 2. BioKey shall, and shall cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any BioKey Acquisition Proposal. BioKey shall also promptly (within two (2) Business Days) notify Parent of the receipt of any BioKey Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such BioKey Acquisition Proposal and the material terms and conditions thereof, and shall keep Parent apprised of any related material developments, discussions and negotiations related thereto.

For purposes of this Agreement, the term “BioKey Superior Proposal” means any offer made by a third party that the Board of Directors of BioKey reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and BioKey, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the BioKey Capital Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of BioKey and its subsidiaries for consideration consisting of consideration payable to holders of shares of BioKey Capital Stock that the Board of Directors of BioKey determines in good faith, after consultation with its financial advisors, to be more favorable from a financial point of view to holders of BioKey Capital Stock than the BioKey Merger, and is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Parent in response to such BioKey Superior Proposal or otherwise.

(b) The Board of Directors of BioKey shall not (i) withdraw or modify in a manner adverse to Parent or Merger Subs, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Subs, the BioKey Merger Recommendation or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as a “BioKey Adverse Recommendation Change” ), unless the Board of Directors of BioKey determines in good faith, after consultation with its legal advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties, (ii) recommend, adopt or approve any BioKey Acquisition Proposal or propose publicly to recommend, adopt or approve any competing BioKey Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit BioKey to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “BioKey Acquisition Agreement”) constituting or related to, or which is intended to lead to any BioKey Acquisition Proposal (other than a confidentiality agreement) or resolve or agree to take any such action. Notwithstanding anything in this Section 7.5(b) to the contrary, the Board of Directors of BioKey may, in response to a BioKey Superior Proposal, cause BioKey to terminate this Agreement pursuant to Section 9.1(h) in order to concurrently enter into a BioKey Acquisition Agreement; provided, however, that BioKey shall not terminate this Agreement pursuant to Section 9.1(h), and any purported termination pursuant to Section 9.1(h) shall be void and of no force or effect, unless BioKey shall have complied with all the provisions of this Section 7.5, including the notification provisions in this Section 7.5, and with all applicable requirements of Section 9.3(b) in connection with such BioKey Superior Proposal; and provided further, however, that BioKey shall not exercise its right to terminate this Agreement pursuant to Section 9.1(h) until after the second Business Day following Parent’s receipt of written notice (a “Notice of BioKey Superior Proposal”) from BioKey advising Parent that the Board of Directors of BioKey has received a BioKey Superior Proposal, identifying the Person making such BioKey Superior Proposal and the material terms and conditions of the BioKey Superior Proposal and stating that the BioKey Board intends to exercise its right to terminate this Agreement pursuant to Section 9.1(h) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a BioKey Superior Proposal shall require a new Notice of BioKey Superior Proposal (but shall not trigger any new waiting period) and (ii) the Board of Directors of BioKey shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such BioKey Superior Proposal or otherwise).

(c) Nothing contained in this Section 7.5 or elsewhere in this Agreement shall prohibit BioKey from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to BioLite’s stockholders if, in the good faith judgment of the Board of Directors of BioKey, after receipt of advice from its outside counsel, failure so to disclose would result in a breach of or be reasonably like to result in a breach of its fiduciary duties or applicable Law.

Section 7.6 Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any Person may have under any agreement, document, law or Plan, from and after the Effective Time, each Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of such Surviving Corporation and its Subsidiaries (the “Indemnified Parties“), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any suit, claim, action, proceeding, arbitration, mediation or governmental investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of BioLite or BioKey, as applicable or any of their respective Subsidiaries or another entity if such service to the other entity was at the request or for the benefit of BioLite or BioKey, as applicable or any of their respective Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the extent provided under applicable Law and BioLite or BioKey’s or a Subsidiary’s Articles of Incorporation or Bylaws, as applicable, as at the date hereof. In the event of any such Action, each indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Action from the applicable Surviving Corporation to the fullest extent that BioLite or BioKey or their respective Subsidiaries, as applicable, would be permitted under applicable Law and BioLite’s, BioKey’s, or their respective Subsidiaries’ Articles of Incorporation or Bylaw, as applicable, as at the date hereof; provided, that such Person shall execute and deliver an undertaking that such Person shall return such amounts to BioLite or BioKey, as applicable, if it is determined that such Person was not entitled to such funds.

(b) Parent, BioLite, and BioKey agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of BioLite, BioKey or their respective Subsidiaries as provided in their Articles of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of BioLite, BioKey or their respective Subsidiaries, as applicable, as in effect on the date of this Agreement shall be assumed by the applicable Surviving Corporation and its Subsidiaries in the applicable Merger, without further action, at the Effective Time and shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms. Further, the Articles of Incorporation and Bylaws of the Surviving Corporations and their Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in BioLite’s, BioKey’s and their respective Subsidiaries’ Articles of Incorporation and Bylaws, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the NRS or CGCL, as applicable, during such period.

(c) For a period of not less than five (5) years after the Effective Time, Parent shall cause to be in effect either (i) BioLite’s and BioKey’s and their respective Subsidiaries’ directors’ and officers’ liability insurance covering each Person currently covered by BioLite’s and BioKey’s and their respective Subsidiaries’ directors’ and officers’ liability insurance for acts or omissions occurring prior to the Effective Time by way of purchasing a “tail” or (ii) the Parent may substitute thereof policies of another insurance company, reasonably acceptable to the Board of Directors of BioLite and BioKey, as applicable, the material terms of which, including coverage and amount, are no less favorable in any material respect to such Persons than the most favorable of the Parent’s, BioLite’s and BioKey’s policies in effect immediately prior to the date hereof, as applicable; and provided, further, that in no event shall Parent, BioLite or BioKEy or their respective Subsidiaries be required to pay aggregate premiums for insurance under this Section 7.6(c) in excess of 125% of the amount of the aggregate premiums paid by the Parent, BioLite, BioKey, or their respective Subsidiaries, as applicable, for policy year 2016-2017 for such purpose, or notwithstanding such amount, not less than a reasonable amount in view of industry practices. The Board of Directors of BioLite and BioKey shall each have the right to modify, in their discretion the ratio of “Side A” Coverage to “Side B” Coverage without regard to the existing percentage allocation in their respective existing coverage.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that either Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case to the extent necessary, proper provision shall be made so that the successors and assigns of such Surviving Corporation shall succeed to the obligations set forth in this Section 7.6.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.6.

Section 7.7 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Mergers.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 7.7(a), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any U.S. or foreign Governmental Body or any private party challenging any of the transactions contemplated hereby or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, each Merger Sub, BioLite, and BioKey shall use commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(c) In the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Mergers or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Mergers, or any such transaction or the satisfaction of any condition set forth in ARTICLE 8, each of Parent, each Merger Sub, BioLite and BioKey shall cooperate in good faith with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 7.8 Public Announcements. Each of BioLite, BioKey, Parent and each Merger Sub agrees that no public release or announcement (including public filings with the SEC) concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of BioLite, BioKey and the Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, that Parent may include disclosures relating to the transactions contemplated hereby in its periodic filings with the SEC without seeking consent from, or consulting with, any other party, so long as such disclosures are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by Parent, BioLite and BioKey (or made individually by BioLite, BioKey, or Parent, if previously consented to by the other party); provided, finally, that (i) BioLite shall not be required to provide Parent or BioKey any such opportunity to review or comment in connection with the receipt and existence of a BioLite Acquisition Proposal and matters related thereto or a BioLite Adverse Recommendation Change or other communications contemplated by Section 7.4(b), and (ii) BioKey shall not be required to provide Parent or BioLite any such opportunity to review or comment in connection with the receipt and existence of a BioKey Acquisition Proposal and matters related thereto or a BioKey Adverse Recommendation Change or other communications contemplated by Section 7.5(b).

Section 7.9 Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 9.1, BioKey, BioLite, and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 8.1, Section 8.3 and Section 8.4 impossible or unlikely.

Section 7.10 Transfer Taxes. Except as otherwise provided in Section 2.2(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Mergers shall be paid jointly and severally by BioLite and BioKey, and BioLite and BioKey shall cooperate with the Merger Subs and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 7.11 Anti-Takeover Statute. If any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws, including those under the NRS or CGCL, is or may become applicable to this Agreement (including the Mergers and the other transactions contemplated hereby), each of Parent, BioLite, BioKey and each Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 7.12 Conduct of Parent, BioLite, BioKey and Merger Subs Pending the Merger. Each of Parent, BioLite, BioKey and each Merger Sub covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Parent Schedule of Exceptions, BioLite Schedule of Exceptions, BioKey Schedule of Exceptions or as required by Law, Parent and each Merger Sub shall not, without the prior written consent of all the other parties (which consent shall not be unreasonably withheld or delayed):

(a) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(b) adjust, recapitalize, reclassify, combine, split, or subdivide any shares of capital stock of Parent;

(c) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person, business or division (whether by acquisition of assets or otherwise), enter into any new line of business in an amount exceeding $1,500,000 in the aggregate;

(d) sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets in an amount exceeding $1,500,000 in the aggregate, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(e) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person in an amount exceeding $1,500,000 in the aggregate; or

(f)  agree to take any of the actions described in Section 7.12(a) through Section 7.12(e).

Section 7.13 Fairness Opinion. Prior to Closing, Parent shall have engaged a qualified third party (the “Parent’s Financial Advisor”) to serve as the financial advisor respecting the transactions contemplated and to provide an opinion (“Fairness Opinion”) regarding the fairness of the transactions contemplated herein. Parent shall cause a copy of such Fairness Opinion to be included in the registration statement on Form S-4 to be filed with the SEC.

Section 7.14 Certain Fees and Expenses. (a) At or prior to Closing, BioLite shall pay in full BioLite’s outside legal counsel and BioLite’s accountants for any fees and expenses incurred in connection with the BioLite Merger and such shall cause such persons to deliver to BioLite a statement that they have been paid in full.

(b) At or prior to Closing, BioKey shall pay in full BioKey’s outside legal counsel and BioKey’s accountants for any fees and expenses incurred in connection with the BioKey Merger and such shall cause such persons to deliver to BioKey a statement that they have been paid in full.

ARTICLE 8

CONDITIONS OF MERGER

Section 8.1 Conditions to Obligation of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved by the stockholders of BioLite by the BioLite Requisite Vote;

(b) solely with respect to the BioKey Merger, this Agreement shall have been approved by the stockholders of BioKey by the BioKey Requisite Vote;

(c) no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Body which prohibits, restrains or enjoins the consummation of the Mergers; provided, however, that prior to invoking this condition each party agrees to comply with Section 7.7;

(d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The S-4 shall not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) Each party receives and approves the other parties’ updated Schedules of Exceptions on or before the Closing;

(f) Board of Directors of Parent will consist of the eleven persons set forth on Schedule 1.5;

(g) Parent’s Financial Advisor will have delivered to Parent the Fair ness Opinion and such Fairness Opinion will have been included in the S-4 that has been declared effective by the SEC;

(h) BioLite will have provided to the Parent and BioKey unaudited consolidated financial statements of BioLite (including any related notes thereto) for the three and nine months ended September 30, 2017 (and any subsequent periods required for inclusion in the S-4) (the “BioLite Interim Financial Statements”); and

(i) Solely with respect to the BioKey Merger, BioKey will have provided to the Parent and BioLite (i) audited consolidated financial statements of BioKey (including any related notes thereto) for the fiscal years ended June 30, 2017 and 2016 (and any subsequent periods required for inclusion in the S-4) (the “BioKey Audited Financial Statements”) and (ii) unaudited consolidated financial statements of BioKey (including any related notes thereto) for the nine months ended September 30, 2017 (and any subsequent periods required for including in the S-4) (the “BioKey Interim Financial Statements”).

For the avoidance of doubt, and not withstanding any provision to the contrary in this Agreement, in the event that, at such time as all other conditions to the closing of the BioLite Merger have been met and BioKey’s stockholders have not approved this Agreement, BioLite, Merger Sub 1 and the Parent shall have the right, upon mutual consent, but no obligation, to effect the BioLite Merger (which, for clarification, will not require any further stockholder approval).

Section 8.2 Conditions to Obligations of Parent and Merger Subs. The respective obligations of Parent and Merger Subs to effect the Mergers shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of BioLite and (solely with respect to the BioKey Merger) BioKey set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “BioLite Material Adverse Effect”, “BioKey Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), after giving effect to any updates made to the BioLite Schedule of Exceptions and BioKey Schedule of Exceptions made on or after the date hereof and prior to Closing, in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a BioLite Material Adverse Effect or BioKey Material Adverse Effect;

(b) BioLite and (solely with respect to the BioKey Merger) BioKey shall each have complied in all material respects with their respective obligations pursuant to Article 6 and Article 7;

(c) BioLite shall have obtained and delivered to Parent any consent, approval, authorization, permit, action, or notification set forth on Schedule 3.5(a) of the BioLite Schedule of Exceptions which (i) shall be in form and substance reasonably satisfactory to Parent, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iii) shall be in full force and effect;

(d) Solely with respect to the BioKey Merger, BioKey shall have obtained and delivered to Parent any consent, approval, authorization, permit, action, or notification set forth on Schedule 4.5(a) of the BioKey Schedule of Exceptions which (i) shall be in form and substance reasonably satisfactory to Parent, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iii) shall be in full force and effect;

(e) stockholders of BioLite constituting the BioLite Requisite Vote shall have approved this Agreement;

(f) solely with respect to the BioKey Merger, stockholders of BioKey constituting the BioKey Requisite Vote shall have approved this Agreement;

(g) holders owning no more than five percent (5%), in the aggregate, of the outstanding BioLite Common Stock shall have perfected and not withdrawn a demand for dissenters’ rights pursuant to the NRS and Section 2.3;

(h) solely with respect to the BioKey Merger, holders owning no more than five percent (5%), in the aggregate, of the outstanding BioKey Capital Stock shall have perfected and not withdrawn a demand for dissenters’ rights pursuant to the CGCL and Section 2.3;

(i) the Parent shall have received Certificates executed on behalf of BioLite by the chief executive officer of BioLite certifying that the conditions set forth in Section 8.2(a) and (b) have been satisfied;

(l) solely with respect to the BioKey Merger, the Parent shall have received Certificates executed on behalf of BioKey by the chief executive officer of BioKey certifying that the conditions set forth in Section 8.2(a) and (b) have been satisfied; and

(m) the Parent shall have received opinions of counsel of BioLite and (solely with respect to the BioKey Merger) BioKey in a form reasonably acceptable to Parent.

Section 8.3 Conditions to Obligations of BioLite. The obligation of BioLite to effect the Mergers shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent, (solely with respect to the BioKey Merger) BioKey, Merger Sub 1, and (solely with respect to the BioKey Merger) Merger Sub 2 set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “BioKey Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), after giving effect to any updates made to the Parent Schedule of Exceptions or BioKey Schedule of Exceptions made on or after the date hereof and prior to Closing, in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or BioKey Material Adverse Effect;

(b) the Parent and (solely with respect to the BioKey Merger) BioKey shall have complied in all material respects with their respective obligations pursuant to Section 2.2 and Article 6 and Article 7;

(c) BioLite shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 8.3(a) and (b) (relating to Parent and Merger Subs) have been satisfied;

(d) Solely with respect to the BioKey Merger, BioLite shall have received certificates executed on behalf of BioKey by the chief executive officer of BioKey, certifying that the conditions set forth in Sections 8.3(a) and (b) (relating to BioKey) have been satisfied; and

(e) Merger Sub 1 shall have delivered the BioLite Merger Consideration to the BioLite Exchange Agent.

Section 8.4 Conditions to Obligations of BioKey. The obligation of BioKey to effect the Mergers shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent, BioLite and Merger Subs set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “BioLite Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), after giving effect to any updates made to the Parent Schedule of Exceptions or BioLite Schedule of Exceptions made on or after the date hereof and prior to Closing, in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or BioLite Material Adverse Effect;

(b) the Parent and BioLite shall have complied in all material respects with their respective obligations pursuant to Section 2.2 and Article 6 and Article 7;

(c) BioKey shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 8.4(a) and (b) (relating to Parent and Merger Subs) have been satisfied;

(d) BioKey shall have received certificates executed on behalf of BioLite by the chief executive officer of BioLite, certifying that the conditions set forth in Sections 8.3(a) and (b) (relating to BioLite) have been satisfied; and

(e) Merger Sub 2 shall have delivered the BioKey Merger Consideration to the BioKey Exchange Agent.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval by the stockholders of BioLite and BioKey:

(a) by mutual written consent of Parent, each Merger Sub, BioLite and BioKey;

(b) by Parent, BioLite, or BioKey if any court of competent jurisdiction or other Governmental Body located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by Parent, BioLite, or BioKey prior to the Effective Time, if the Effective Time shall not have occurred on or before July 31, 2018 (the “Termination Date“), provided that, the Termination Date may be extended upon the written consent of the Parties (which, for the avoidance of doubt, will not require any shareholder approval) provided further, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, either Merger Sub) or the failure of such party (or, in the case of Parent, either Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d) by BioLite if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, BioKey or either Merger Sub contained in this Agreement such that a condition set forth in Section 8.1 or 8.3 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent or BioKey, as applicable, and (B) the Termination Date; provided that BioLite shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if BioLite is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by BioKey if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, BioLite or either Merger Sub contained in this Agreement such that a condition set forth in Section 8.1 or 8.4 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent or BioLite, as applicable, and (B) the Termination Date; provided that BioKey shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if BioKey is then in material breach of any of its covenants or agreements contained in this Agreement;

(f) by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of BioLite or BioKey contained in this Agreement such that a condition set forth in Section 8.1 or 8.2 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to BioLite or BioKey, as applicable, and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if Parent or either Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(g) by BioLite in accordance with the terms and subject to the conditions of Section 7.4; or

(h) by BioKey in accordance with the terms and subject to the conditions of Section 7.5;

(i) by Parent in the event a BioLite Adverse Recommendation Change or BioKey Adverse Recommendation Change has occurred.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 3.17, Section 4.17, Section 5.14, Section 7.9, this Section 9.2, Section 9.3 and ARTICLE 10, which shall survive such termination; provided, however, that nothing herein shall relieve or release any party from liabilities or damages arising out of fraud or its material and intentional breach of any provision of this Agreement.

Section 9.3 Fees and Expenses. (a) Except as otherwise specifically provided herein, each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby. All expenses incurred in connection with printing and mailing of the Registration Statement on form S-4 and in connection with notices or other filings with any Governmental Bodies under any Laws shall be paid by the Parent.

(b) The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails to promptly pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 9.3 or any portion of such fee, such party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment; provided, however, that if such party fails to prevail in any such suit, such party shall promptly pay the other party costs and expenses (including attorney’s fees) in connection therewith.

Section 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of BioLite and BioKey; provided, however, that, after approval of this Agreement by the stockholders of BioLite or BioKey, no amendment may be made which by Law requires the further approval of the stockholders of BioLite or BioKey, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that, after adoption of this Agreement by the stockholders of BioLite or BioKey, no extension or waiver may be made which by Law requires the further approval of the stockholders of BioLite or BioKey, as applicable, without such further approval. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this ARTICLE 10.

Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile, by e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or either Merger Sub:

American Brivision (Holding) Corporation

11 Sawyers Peak Drive

Goshen, NY 10924

Attention: Jerry Hung
Facsimile: 886-2-87515901

Email: jerryhung@ambrivis.com

with an additional copy (which shall not constitute notice) to:

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Jay Kaplowitz, Esq.

Facsimile: 212-930-9725

(b)	if to BioLite:

BioLite Holding Inc.

248 Section 1 Neihu Rd., 3rd Floor

Taipei, Taiwan, 11493

Attention: Wei-Ping Kiang

Facsimile: 886-2-77208317

E-mail: webster@bioliteinc.com

with an additional copy (which shall not constitute notice) to:

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Jay Kaplowitz, Esq.

Facsimile: 212-930-9725

(c)	if to BioKey:

Sam Chow

President & CEO

BioKey, Inc.

44370 Old Warm Springs Blvd., Fremont, CA 94538

Phone: 510-668-0881

Fax: 510-252-0188

with an additional copy (which shall not constitute notice) to:

George Lee, Chairman

BioKey, Inc.

44370 Old Warm Springs Blvd., Fremont, CA 94538

Phone: 510-668-0881

Fax: 510-252-0188

Venture Pacific Law, PC

425 N Whisman Road, #800

Mountain View, CA 94043

Section 10.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “Business Day“ means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

(b) “Code” means the United States Internal Revenue Code of 1986, as amended.

(c) “Contract” means any contract, lease, evidence of indebtedness, mortgage, indenture, security agreement or other agreement (whether written or oral).

(d) “Control“ (including the terms “Controlled”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(e) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(f) “GAAP“ means the generally accepted accounting principles in the United States, set forth in the Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards and Interpretations, FASB Emerging Issues Task Force consensuses, Accounting Principles Board (“APB”) Opinions, and rules and interpretative releases of the SEC, including SEC Staff Accounting Bulletins and other such statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable as of the time for the relevant financial statements referred to herein.

(g) “Governmental Body” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental or regulatory authority of any nature (including any stock exchange, governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(h) “Knowledge” means, (i) with respect to BioLite or BioKey, the actual knowledge of the executive officers of BioLite or BioKey, as applicable, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.

(i) “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(j) “Securities Act” means the Securities Act of 1933, as amended.

(k) “Subsidiary” of a Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(l) “Tax” or “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(m) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 10.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the BioLite Schedule of Exceptions, the BioKey Schedule of Exceptions, and the Parent Schedule of Exceptions, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

Section 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of ARTICLE 2 which shall be enforceable following the Effective Time by the holders of BioLite Certificates and BioKey Certificates, and (b) with respect to the provisions of Section 7.6 which shall inure to the benefit of the Persons or entities benefiting therefrom.

Section 10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the laws of another jurisdiction, except to the extent required under Nevada corporation law or California corporate law, as applicable.

Section 10.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Jurisdiction. Each of the Parties: (i) consents to submit itself to the personal jurisdiction of the state and federal courts in New York county in the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; (iv) consents to service of process by delivery pursuant to Section 10.2 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court sitting in New York county in the State of New York.

Section 10.11 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “this Agreement” shall include the BioLite Schedule of Exceptions, BioKey Schedule of Exceptions, and Parent Schedule of Exceptions. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 10.12 Waiver of Jury Trial. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

[Remainder of Page Left Blank Intentionally]

Execution Version

IN WITNESS WHEREOF, Parent, Merger Subs, BioLite and BioKey have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN BRIVISION (HOLDING) CORPORATION

By:	/s/ Howard Doong
Name:	Dr. Howard Doong
Title:	Chief Executive Officer

BIOLITE ACQUISITION CORP.

By:	/s/ Howard Doong
Name:	Dr. Howard Doong
Title:	Chief Executive Officer

BIOKEY ACQUISITION CORP.

By:	/s/ Howard Doong
Name:	Dr. Howard Doong
Title:	Chief Executive Officer

BIOLITE HOLDING, INC.

By:	/s/ TS Jiang
Name:	Dr. TS Jiang
Title:	Chairman and CEO

BIOKEY, INC.

By:	/s/ George Lee
Name:	Dr. George Lee
Title:	Chairman

SCHEDULE 1.5

POST-MERGER

Entities	Directors	Executive Officers

The Parent	Eugene Jiang, Tsang Ming Jiang, Ming-Fong Wu, Norimi Sakamoto, Yen-Hsin Chou, Tsung-Shann Jiang, Chang-Jen Jiang, Shin-Yu Miao, Yoshinobu Odaira, Shih-Chen Tzeng, George Lee	CEO: Howard Doong CFO: Jerry Hung

BioLite Surviving Corporation	Tsung-Shann Jiang, Chang-Jen Jiang, Shin-Yu Miao, Yoshinobu Odaira, Shih-Chen Tzeng	CEO: Tsung-Shann Jiang CFO: Hsin-Shih (Cynthia) Chen CBO( chief business officer): Wei-Ping Kiang

BioKey Surviving Corporation	George Lee, Sam Chow, Richard Houng	CEO: Sam Chow Chairman: George Lee

BIOLITE SCHEDULE OF EXCEPTIONS

Section 3.21

Related party transactions

For the year ended December 31, 2016, the related party transactions are summarized as follows:

						Receivable from
Related	Amounts	Amounts	Merchandise	Accounts	Collaboration	collaboration	Deferred	Rent
Parties	due from	due to	sales to	receivable	Revenue (a)	Partners (a)	Revenues (a)	Expenses (b)
LION	$-	$-	$3,121	$617	$-	$-	$-	$35,463
BioFirst	258	-	9,536	648	-	-	-	-
BHK	-	-	-	-	1,150,743	-	2,287,017	-
BriVision	-	-	-	-	6,738,774	6,431,675	3,310,741	-
JIANGS	-	19,910	-	-	-	-	-	-
Total	$258	$19,910	$12,657	$1,265	$7,889,517	$6,431,675	$5,597,758	$35,463

ABVC SCHEDULE OF EXCEPTIONS

Related Party Transactions are listed as following:

Related					Paid-in Capital Revenue under common	Receivable from	Paid-in Capital
Parties	Amounts	Profession	Accrued	Interest	Control	Collaboration	Stock based	Rent
	due from	Fee	Interest	Expense	Contribution	Partner	Compensation	Expenses (b)
Rgene	$-	$-	$	$	$3,000,000	$2,550,000	$-	$
BioFirst	3,950,000	-	8,460	74,960	-	-	-	-
Asia Gene	160,000	-	-	-		-		522,205
Yuan Gene	3,000	-	-	-				-
Lion Gene	-		-	-	70,000	-		-
Euro-Asia		124,000					55,000
Kim Ho		193,000					80,000
Total	$4,113,000	$31,700	$8,460	$74,960	$3,070,000	$2,550,000	$135,000	$522,205

BioKey Schedule of Exceptions

This BioKey Schedule of Exceptions is made and given pursuant to Article 4 of the Agreement and Plan of Merger dated as of January 31, 2018 (the “Agreement”), by and among American Brivision (Holding) Corporation, a Nevada corporation (“Parent”), BioLite Acquisition Corp., a Nevada corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub 1”), BioKey Acquisition Corp., a California corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”)), BioLite Holding, Inc., a Nevada corporation (“BioLite”), and BioKey, Inc., a California corporation (“BioKey”). Unless the context otherwise requires, all capitalized terms are used herein as defined in the Agreement. The item numbers below correspond to the item numbers in Article 4 of the Agreement. Disclosures made under one heading apply to and/or qualify only the correspondingly numbered representation of the BioKey in Article 4 of the Agreement except to the extent that it is reasonably apparent from the text of the disclosure itself that such disclosure also applies to another representation. The information contained herein is disclosed solely for the purposes of the Agreement, and no information contained herein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including without limitation, any violation of law or breach of any agreement. The information contained in this Schedule of Exceptions is confidential, proprietary information of the BioKey, and the other parties to the Agreement shall be obligated to maintain and protect such confidential information pursuant to the Agreement.

Section 4.3

A capitalization table listing all equity securities is attached hereafter as Appendix A.

As of the date of this Agreement, pursuant to the BioKey Stock Plan, three million nine hundred forty-eight thousand thirty-four (3,948,034) shares of BioKey Common Stock have been exercised under the Plan, two hundred sixty-one thousand nine hundred forty (261,940) shares of BioKey Common Stock are exercisable, and forty thousand twenty-six (40,026) shares of BioKey Common Stock remain available to grant, which shall be cancelled upon the consummation of the BioKey Merger.

Section 4.10 (also referred to in the Agreement as Section 4.10(a))

The BioKey Plan consists of the following: (1) a health plan and (2) a 401k retirement plan.

Section 4.12

BioKey carries general commercial liability insurance.

Section 4.13

BioKey Leased Property consists of an office at 44370 Old Warm Springs Blvd., Fremont, CA 94538.

Section 4.19a (also referred to in the Agreement as Schedule 4.19(a))

A listing of Intellectual Property of BioKey, i.e., Biokey’s patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature, is attached hereafter as Appendix B.

APPENDIX A

Capitalization Table

APPENDIX B

Listing of Intellectual Property